                   SELECTED SUPPLEMENTAL FINANCIAL INFORMATION

     On January 30, 1997, Tenet Healthcare Corporation ("Tenet" or the "Company") acquired OrNda HealthCorp ("OrNda"), a provider of healthcare services operating general acute care hospitals, surgery centers, outpatient and specialty clinics, a psychiatric hospital and a managed healthcare Medicaid plan, when a subsidiary of the Company was merged into OrNda (the "Merger"), leaving OrNda and all of its subsidiaries as wholly-owned subsidiaries of the Company. In connection with the Merger, the Company issued 81,439,910 shares of its common stock in a tax-free exchange for all of OrNda's outstanding common stock. The Merger has been accounted for as a pooling-of-interests and, accordingly, the supplemental consolidated financial statements and all statistical data shown herein prior to the combination have been restated to include the accounts and results of operations of OrNda for all periods presented.

     The following tables set forth selected supplemental consolidated financial information for Tenet and its subsidiaries (collectively, "Tenet" or the "Company") for each of the fiscal years in the five-year period ended May 31, 1996, giving retroactive effect to the acquisition of OrNda as if it had been in effect for all periods presented. The information for each of the five fiscal years has been derived from the consolidated financial statements of Tenet and OrNda, which have been audited by KPMG Peat Marwick LLP, independent auditors for Tenet, and by Ernst & Young LLP, independent auditors for OrNda, respectively, and from the underlying accounting records of Tenet and OrNda. The report of KPMG Peat Marwick LLP covering the consolidated financial statements of Tenet refers to a change in the method of accounting for income taxes in 1994.

     Tenet reports its financial information on the basis of a May 31 fiscal year. OrNda reported its financial information on the basis of an August 31 fiscal year. The statement of operations data in the following table reflects the combination of the operating results of Tenet for the years ended May 31, 1992 through 1996 with the operating results of OrNda for the years ended August 31, 1992 through 1996, respectively.

     All information in the following tables should be read in conjunction with "Management's Discussion and Analysis of Supplemental Financial Condition and Results of Operations" and with the supplemental consolidated financial statements and related notes included herein. Certain amounts derived from the consolidated statements of operations have been reclassified to conform with the presentation below.




                                                                   YEAR ENDED MAY 31,
                                               --------------------------------------------------------
                                                 1992      1993 (2)      1994      1995 (3)      1996
                                               --------    --------    --------    --------    --------
                                                    (DOLLARS IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA(1)(4)
Net operating revenues . . . . . . . . . . .   $3,742.8    $4,140.0    $4,217.6    $5,161.1    $7,705.7


                                       1


Operating expenses:
 Salaries and benefits . . . . . . . . . . .    1,721.8     1,907.8     1,867.6     2,169.9     3,129.7
 Supplies. . . . . . . . . . . . . . . . . .      420.4       461.7       498.3       667.7     1,055.8
 Provision for doubtful accounts . . . . . .      175.5       178.5       193.2       259.7       431.5
 Other operating expenses. . . . . . . . . .      795.5       899.4       942.1     1,178.4     1,646.1
 Depreciation. . . . . . . . . . . . . . . .      158.0       185.1       199.1       232.3       318.8
 Amortization. . . . . . . . . . . . . . . .       22.8        23.0        25.2        43.8        99.7
 Restructuring charges (5) . . . . . . . . .       30.9        51.6        79.5        36.9         -
 Impairment losses (6) . . . . . . . . . . .        -           -           -           -          85.9
 Merger-related expenses (7) . . . . . . . .        -           -          30.0         -           -
                                               ---------   ---------   ---------   ---------   ---------
Operating income . . . . . . . . . . . . . .      417.9       432.9       382.6       572.4       938.2
Interest expense, net of capitalized
 portion . . . . . . . . . . . . . . . . . .     (129.6)     (144.0)     (156.7)     (251.3)     (424.7)
Investment earnings. . . . . . . . . . . . .       31.9        24.5        30.6        32.1        26.7
Equity in earnings of unconsolidated
 affiliates. . . . . . . . . . . . . . . . .       (1.5)       12.7        27.4        42.4        24.5
Minority interest expense. . . . . . . . . .      (14.4)      (14.6)      (12.2)       (9.6)      (29.8)
Net gain on disposals of facilities and
 long-term investments (8) . . . . . . . . .      (13.9)      121.8        42.2        30.5       346.2
                                               ---------   ---------   ---------   ---------   ---------
Income from continuing operations
 before income taxes . . . . . . . . . . . .      290.4       433.3       313.9       416.5       881.1
Taxes on income. . . . . . . . . . . . . . .     (142.3)     (156.1)     (145.0)     (150.8)     (382.9)
                                               ---------   ---------   ---------   ---------   ---------
Income from continuing operations. . . . . .     $148.1      $277.2      $168.9      $265.7      $498.2
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Earnings per common share from
 continuing operations, fully diluted. . . .       $0.68       $1.24       $0.75       $1.08       $1.70
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------
Cash dividends per common share. . . . . . .       $0.46       $0.48       $0.12        -           -
                                               ---------   ---------   ---------   ---------   ---------
                                               ---------   ---------   ---------   ---------   ---------


                                                                     AS OF MAY 31,
                                               --------------------------------------------------------
                                                 1992      1993 (2)      1994      1995 (3)      1996
                                               --------    --------    --------    --------    --------
                                                                 (DOLLARS IN MILLIONS)
Working capital (deficit). . . . . . . . . .     $270.6      $182.1     $(189.5)     $272.6      $498.7
Total assets . . . . . . . . . . . . . . . .    5,230.8     5,378.5     5,543.5     9,787.4    10,767.6
Long-term debt, excluding current
 portion . . . . . . . . . . . . . . . . . .    1,637.2     1,597.8     1,290.2     4,286.8     4,421.0
Shareholders equity. . . . . . . . . . . . .    1,859.9     1,964.2     1,648.0     2,379.0     3,276.7

(1) Results of operations for all periods presented exclude Tenet's former psychiatric division which was discontinued as of November 30, 1993, but include, through the dates of their divestitures, other divested businesses that were not classified as discontinued operations.
(2) Results of operations for periods prior to April 1993 include, on a consolidated basis, the results of Westminster Health Care Holdings PLC ("Westminster"), the ownership of which was reduced from approximately 90% to 42% in April 1993 through a public offering of Westminster common stock.
(3) On March 1, 1995, Tenet acquired, in a transaction accounted for as a purchase, all the outstanding common stock of American Medical Holdings, Inc. (Together with its subsidiaries,"AMH") for $1.5 billion in cash and
     33.2 million shares of Tenet's common stock valued at approximately $488.0 million (the "AMH Merger").
(4) Results of operations for the periods presented include the results, through the respective dates of sale, of (i) the fiscal 1994 sale of 29 inpatient rehabilitation hospitals and 45 related satellite outpatient clinics; (ii) the fiscal 1994 sale to The Hillhaven Corporation of 23 long-term care facilities;(iii) the August 1994 sale of an approximately 75% interest in Total Renal Care Holdings, Inc. ("TRC"); (iv) the June 1995 sale of two hospitals and related healthcare businesses in Singapore; (v) the October 1995 sales of its interest in Australian Medical Enterprises ("AME") and its equity interest in a hospital in Malaysia; (vi) the February 1996 sale of its equity interest in a hospital in Thailand and
     (vii) the May 1996 sale of its equity interest in Westminster.
(5) The restructuring charges for fiscal 1992 and fiscal 1993 relate primarily to the combination of Tenet's rehabilitation hospital division into its general hospital division, employee severance and relocation expenses related to relocating OrNda's corporate offices from Dallas, Texas to Nashville, Tennessee, special executive compensation related to the employment of OrNda's former Chairman, President and Chief Executive Officer, a corporate overhead reduction program begun in April 1993 and severance costs incurred in connection with a change in senior executive management. The restructuring charges for fiscal 1994 relate primarily to severance payments and outplacement services for involuntary terminations of former employees and other related costs in connection with Tenet's relocation of substantially all of its hospital support activities previously located in southern California and Florida to new offices in Dallas, Texas following the AMH merger.
(6) The impairment losses for fiscal 1996 relate to three rehabilitation hospitals, four general hospitals and a parcel of undeveloped land.
(7) Merger-related expenses for fiscal 1994 relate to the April 1994 merger of American Healthcare Management, Inc. ("American Healthcare") with OrNda.
(8) The net after-tax effect of the gains from disposals of facilities and long-term investments was $181.1 million or $0.61 per share, fully diluted, for the year ended May 31, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     On January 30, 1997, the Company acquired OrNda, a provider of healthcare services operating general acute care hospitals, surgery centers, outpatient and specialty clinics, a psychiatric hospital and a managed healthcare Medicaid plan, when a subsidiary of the Company was merged into OrNda, leaving OrNda and all of its subsidiaries as wholly-owned subsidiaries of the Company. In connection with the Merger, the Company issued 81,439,910 shares of its common stock in a tax-free exchange for all of OrNda's outstanding common stock. The Merger has been accounted for as a pooling-of-interests combination and, accordingly, the consolidated financial statements and all statistical data shown herein prior to the combination have been restated to include the accounts and results of operations of OrNda for all periods presented.

     Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. The supplemental financial statements included herein do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the corporation after financial statements covering the date of consummation of the business combination are issued.

     The supplemental consolidated financial statements reflect the combination of the historical consolidated balance sheets of Tenet as of May 31, 1995 and 1996 with the historical consolidated balance sheets of OrNda as of August 31, 1995 and 1996 and the related historical consolidated statements of operations, changes in shareholders' equity, and cash flows of Tenet for the years ended May 31, 1994, 1995 and 1996 with the historical consolidated statements of operations, changes in shareholders' equity and cash flows of OrNda for the years ended August 31, 1994, 1995 and 1996.

IMPACT OF THE ORNDA MERGER

     Tenet's subsidiaries operated 77 general hospitals and OrNda's subsidiaries operated 50 general hospitals at January 30, 1997. Management believes that joining together Tenet's general hospitals and related healthcare operations with OrNda's general hospitals and related healthcare operations will create a stronger more geographically diverse company that will be better able to compete in certain key geographic areas, such as south Florida and southern California, and to grow through strategic acquisitions and partnerships. The healthcare industry has undergone, and continues to undergo, tremendous change, including cost-containment pressures by government payors, managed care providers and others, as well as technological advances that require increased capital expenditures. The combined company will continue to emphasize the creation of strong integrated healthcare delivery systems. The Merger is expected to enable the combined company to realize certain cost savings. No assurances can be made as to the amount of cost savings, if any, that actually will be recognized.



THE AMERICAN MEDICAL HOLDINGS MERGER

     On March 1, 1995, in a transaction accounted for as a purchase, the Company acquired AMH for $1.5 billion in cash and 33.2 million shares of the Company's common stock valued at $488 million. In connection with the acquisition, the Company also repaid $1.8 billion of debt. The acquisition and debt retirements were financed by borrowings under the Company's February 28, 1995 credit agreement (described below) and the public issuance of $1.2 billion in new debt securities.

     Prior to the AMH Merger, Tenet and OrNda operated 78 domestic general hospitals with 14,603 licensed beds in 15 states and a small number of skilled nursing facilities, rehabilitation hospitals and psychiatric hospitals located on or near general hospital campuses. With the AMH Merger, the Company acquired 37 domestic general hospitals with 8,831 beds, bringing its domestic general hospital complement at that time to 115 hospitals with 23,436 licensed beds in thirteen states. The acquisition also included ancillary facilities at or nearby many of AMH' hospitals, including outpatient surgery centers, rehabilitation units, long-term-care facilities, a psychiatric hospital, home healthcare programs and ambulatory, occupational and rural healthcare clinics.

     Management believes that the AMH transaction strengthened the Company in its existing markets and enhanced its ability to deliver quality, cost-effective healthcare services in new markets. The consolidation of Tenet and AMH has resulted in certain cost savings, estimated to be at least $60 million in the fiscal year ended May 31, 1996. These savings are before any severance or other costs of implementing certain efficiencies and have been realized through (i) elimination of duplicate corporate overhead expenses, (ii) reduced supplies expense through the incorporation of the acquired facilities into the Company's existing group-purchasing program, (iii) achievement of lower information system costs through consolidation and outsourcing and (iv) improved collection of the acquired AMH facilities' accounts receivable.


RESULTS OF OPERATIONS

     Income from continuing operations before income taxes was $313.9 million in 1994, $416.5 million in 1995 and $881.1 million in 1996. The most significant transactions affecting the results of continuing operations were (i) the acquisition of AMH, (ii) the acquisition of American Healthcare, (iii) the acquisition of Summit Health Ltd ("Summit"), (iv) the financing of the AMH acquisition, which added more than $250 million annually in interest expense and
(v) a series of other acquisitions and divestitures during fiscal 1994, 1995 and 1996 (see Note 3 to Notes to Supplemental Consolidated Financial Statements herein).

     Fiscal 1994 includes the sale of all but six of the Company's rehabilitation hospitals and related outpatient clinics and the sale to Hillhaven of all but seven of the Company's long-term-care facilities, all of which had been leased to Hillhaven. Fiscal 1994 also includes the sale of four facilities, which resulted in a loss of $45.3 million. Fiscal 1995 includes the sale of a 75% interest in TRC. Fiscal 1996 includes the sales of the Company's interests in its hospitals and related healthcare businesses in Singapore, Australia, Malaysia and Thailand, its interest in Westminster, the sale of the Company's investment in preferred stock of Hillhaven, and the exchange of its interest in the common stock of Hillhaven for 8,301,067 shares of common stock of Vencor. These transactions and other unusual pretax items relating to impairment losses and restructuring charges are shown below:


                                                                               1994         1995         1996
                                                                            ----------   ----------  ----------
                                                                                        (IN MILLIONS)

     Gain (loss) on sales of facilities and long-term investments. . . . .   $  25.2      $  (1.5)    $  328.9
     Gains on sales of subsidiary's common stock . . . . . . . . . . . . .      17.0         32.0         17.3
     Restructuring charges . . . . . . . . . . . . . . . . . . . . . . . .     (79.5)       (36.9)           -
     Impairment losses . . . . . . . . . . . . . . . . . . . . . . . . . .         -            -        (85.9)
     Merger-related expenses . . . . . . . . . . . . . . . . . . . . . . .     (30.0)           -            -
                                                                            ----------   ----------  ----------
     Net unusual pretax items (after tax-$(0.18), fully diluted per
       share in 1994, ($0.02) in 1995 and $0.43 in 1996) . . . . . . . . .  $  (67.3)     $  (6.4)    $  260.3
                                                                            ----------   ----------  ----------
                                                                            ----------   ----------  ----------

     Income from continuing operations before income taxes, excluding the unusual items in the table above, was $381.2 million in 1994, $422.9 million in 1995 and $620.8 million in 1996 and fully-diluted earnings per share from continuing operations was $0.93, $1.10 and $1.27, respectively.

     The following is a summary of continuing operations for the past three fiscal years:


                                                1994           1995         1996       1994       1995      1996
                                            -----------    -----------  -----------  -------    -------   -------
                                                                                               (PERCENTAGE OF
                                                          (DOLLARS IN MILLIONS)            NET OPERATING REVENUES)
Net operating revenues:
  Domestic general hospitals . . . . . .    $  3,407.6     $  4,620.1   $  7,279.7    80.8%      89.5%      94.5%
  Other domestic operations (1). . . . .         275.0          310.0        375.0     6.5%       6.1%       4.8%
  International operations . . . . . . .         175.0          214.0         51.0     4.2%       4.1%       0.7%
  Divested operations (2). . . . . . . .         360.0           17.0          -       8.5%       0.3%       0.0%
                                            -----------    -----------  -----------  -------    -------    -------
                                               4,217.6        5,161.1      7,705.7   100.0%     100.0%     100.0%
                                            -----------    -----------  -----------  -------    -------    -------
                                            -----------    -----------  -----------  -------    -------    -------
Operating expenses:
  Salaries and benefits. . . . . . . . .      (1,867.6)      (2,169.9)    (3,129.7)   44.3%      42.1%      40.6%
  Supplies . . . . . . . . . . . . . . .        (498.3)        (667.7)    (1,055.8)   11.8%      12.9%      13.7%


                                       6


  Provision for doubtful
    accounts . . . . . . . . . . . . . .        (193.2)        (259.7)      (431.5)    4.6%       5.0%       5.6%
  Other operating expenses . . . . . . .        (942.1)      (1,178.4)    (1,646.1)   22.3%      22.8%      21.4%
  Depreciation . . . . . . . . . . . . .        (199.1)        (232.3)      (318.8)    4.7%       4.5%       4.1%
  Amortization . . . . . . . . . . . . .         (25.2)         (43.8)       (99.7)    0.6%       0.9%       1.3%
  Restructuring charges. . . . . . . . .         (79.5)         (36.9)         -       1.9%       0.7%       0.0%
  Impairment losses. . . . . . . . . . .           -              -          (85.9)    0.0%       0.0%       1.1%
  Merger charges . . . . . . . . . . . .         (30.0)           -            -       0.7%       0.0%       0.0%
                                            -----------    -----------  -----------  -------    -------    -------
Operating income . . . . . . . . . . . .    $    382.6     $    572.4   $    938.2     9.1%      11.1%      12.2%
                                            -----------    -----------  -----------  -------    -------    -------
                                            -----------    -----------  -----------  -------    -------    -------

-----------

(1) Net operating revenues of other domestic operations consist primarily of revenues from (i) the Company's rehabilitation hospitals, long-term-care facilities and psychiatric hospitals which have not been divested; (ii) healthcare joint ventures operated by the Company; (iii) subsidiaries of the Company offering health maintenance organizations, preferred provider organizations and indemnity products; and (iv) revenues earned by the Company in consideration of the guarantees of certain indebtedness and leases of Vencor and other third parties.

(2) Net operating revenues of divested operations consist of revenues from (i) TRC prior to the August 1994 sale of the Company's approximately 75% equity interest; (ii) 29 rehabilitation hospitals and 45 related satellite outpatient clinics prior to their sales to HealthSouth in January and March of 1994; and
(iii) lease income from long-term care facilities prior to their sales to Hillhaven in fiscal 1994.


     Net operating revenues were $4.2 billion in 1994, $5.2 billion in 1995 and $7.7 billion in 1996. Fiscal 1996 includes revenues attributable to facilities acquired in the AMH and Summit acquisitions for the entire fiscal year. Fiscal 1995 includes three months of revenues attributable to the facilities acquired in the AMH Merger. The American Healthcare merger was accounted for as a pooling-of-interests and, accordingly, the operations have been combined with the Company for all periods presented herein.

      Operating income before impairment losses, restructuring charges and merger-related expenses increased 68.1% to $1,024.1 million in 1996 from $609.3 million in 1995 and $492.1 million in 1994. The operating margin on this basis increased to 13.3% from 11.8% in 1995 and 11.7% in 1994. The increase in the operating margin is due primarily to effective cost-control programs in the hospitals and the implementation of overhead reduction plans.

     The table below sets forth certain selected historical operating statistics for the Company's domestic general hospitals and one psychiatric hospital:



                                                                                          INCREASE
                                                                                         (DECREASE)
                                                                                           1995 TO
                                                      1994          1995          1996      1996
                                                -----------   -----------   -----------  ----------
  Number of hospitals (at end of period) . . .          81           116           124          8


                                       7


  Licensed beds (at end of period) . . . . . .      14,898        23,691        26,351      11.2%
  Net inpatient revenues (in millions) . . . .    $2,380.2      $3,050.8      $4,739.6      55.4%
  Net outpatient revenues (in millions). . . .      $946.5      $1,401.6      $2,278.0      62.5%
  Admissions . . . . . . . . . . . . . . . . .     386,953       472,072       725,270      53.6%
  Equivalent admissions. . . . . . . . . . . .     517,876       645,417     1,036,330      60.6%
  Average length of stay (days). . . . . . . .         5.2           5.5           5.4      (0.1)
  Patient days . . . . . . . . . . . . . . . .   2,025,968     2,584,647     3,897,483      50.8%
  Equivalent patient days. . . . . . . . . . .   2,695,294     3,509,578     5,528,387      57.5%
  Net inpatient revenues per patient day . . .      $1,175        $1,180        $1,216       3.1%
  Net inpatient revenues per admission . . . .      $6,151        $6,463        $6,535       1.1%
  Utilization of licensed beds . . . . . . . .       40.9%         41.6%         42.7%      1.1%*
  Outpatient visits. . . . . . . . . . . . . .   2,839,274     4,117,685     8,377,544     103.5%

-----------

*    The % change is the difference between the 1995 and 1996 percentages shown.

     The table below sets forth certain selected operating statistics for the Company's domestic general hospitals, including those facilities acquired in the AMH Merger, on a same-store basis:

                                                                       INCREASE
                                               1995          1996     (DECREASE)
                                          -----------   -----------   ----------
Number of hospitals. . . . . . . . . . .         108           108       -
Average licensed beds. . . . . . . . . .      22,933        22,806     (0.6)%
Patient days . . . . . . . . . . . . . .   3,558,291     3,546,586     (0.3)%
Net inpatient revenue per patient day. .  $    1,183    $    1,234      4.3%
Admissions . . . . . . . . . . . . . . .     634,985       655,581      3.2%
Net inpatient revenue per admission. . .  $    6,632    $    6,673      0.6%
Outpatient visits. . . . . . . . . . . .   5,930,509     7,716,722     30.1%
Average length of stay (days). . . . . .         5.6           5.4     (0.2)  *

*The % change is the difference between 1996 and 1995 percentages shown.

      There continue to be increases in inpatient acuity and intensity of services as less intensive services shift from an inpatient to an outpatient basis or to alternative healthcare delivery services because of technological improvements and continued pressures by payors to reduce admissions and lengths of stay.

     The Company continues to experience an increase in Medicare revenues as a percentage of total patient revenues. The Medicare program accounted for approximately 36% of the net patient revenues of the domestic general hospitals in 1994 and 38% and 39% in 1995 and 1996, respectively. Historically, rates paid under Medicare's prospective payment system for inpatient services have increased, but such increases have been less than cost increases. Payments for Medicare outpatient services are presently cost-reimbursed, but there are certain proposals pending that would convert Medicare reimbursement for outpatient services to a prospective payment system which, if implemented, may
result in reduced payments.   Medicaid programs in certain states in which the
Company operates also are undergoing changes that will result in reduced payments to hospitals.

     The Company has implemented hospital cost-control programs and overhead reductions and is forming integrated healthcare delivery systems to address the reduced payments. Pressures to control healthcare costs have resulted in an increase in the percentage of revenues attributable to managed care payors. The percentage of the Company's net patient revenues of the domestic general hospitals attributable to managed care was approximately 22.8% in 1994, 24.6% in 1995 and 27.6% in 1996. The Company anticipates that its managed care business will continue to increase in the future.

     The general hospital industry in the United States and the Company's general hospitals continue to have significant unused capacity, and thus there is substantial competition for patients. Inpatient utilization continues to be negatively affected by payor-required pre-admission authorization and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill patients. Increased competition, admission constraints and payor pressures are expected to continue. The Company's general hospitals have been improving operating margins in a very competitive environment, due in large part to enhanced cost controls and efficiencies.

     Net operating revenues from the Company's other domestic operations was $275.0 million in 1994 and $310.0 million in 1995, compared with $375.0 million in 1996. The 21.0% increase from 1995 to 1996 primarily reflects continued growth of the Company's subsidiaries offering health insurance products and the growth of its physician practices.

     The $163.0 million decrease in net operating revenues from the Company's international operations for the current fiscal year compared to the prior fiscal year is attributable to the sales of the Company's hospitals and related healthcare businesses in Singapore and Australia. Net operating revenues and operating profits of the sold international facilities for the period from June 1, 1995 through the dates of sales were $51.0 million and $7.0 million, respectively.

     Operating expenses, which include salaries and benefits, supplies, provision for doubtful accounts, depreciation and amortization, impairment losses, restructuring charges, merger expenses and other operating expenses, were $3.8 billion in 1994, $4.6 billion in 1995 and $6.8 billion in 1996. Operating expenses for fiscal 1996 include 12 months of operating expenses from the facilities acquired in the AMH Merger and the Summit merger. Fiscal 1995 includes three months of operating expenses from the facilities acquired in the AMH Merger, and to that extent, the current and prior-year periods are not comparable. Fiscal 1994 include four months of operating expenses of facilities acquired in the Summit merger. Fiscal 1994 and 1995 also include the operating expenses of the international and other divested operations discussed above.

     Salaries and benefits expense as a percentage of net operating revenues was 44.3% in 1994, 42.1% in 1995 and 40.6% in 1996. The improvement in 1996 and 1995 is attributable primarily to reductions in staffing levels in the hospitals and corporate offices, implemented following the AMH merger in 1995, and also the elimination of duplicate corporate functions following the American Healthcare merger in 1994.

     Supplies expense as a percentage of net operating revenues was 11.8% in 1994, 12.9% in 1995 and 13.7% in 1996. The increase over the prior two years is attributable primarily to a higher supplies expense in the facilities acquired in the AMH Merger and subsequent thereto. Also, 1996 reflects a reclassification of $10.6 million of the supply component of major contracts from purchased services to supplies expense. The increase is also attributable to the sales of the Company's international operations. Supplies expense as a percentage of net operating revenues at the international facilities were substantially less than supplies expense as a percentage of net operating revenues at the domestic general hospital operations. The Company expects to continue to reduce supplies expense through incorporating acquired facilities into the Company's existing group-purchasing program.

     The provision for doubtful accounts as a percentage of net operating revenues was 4.6% in 1994, 5.0% in 1995 and 5.6% in 1996. The increase is attributable primarily to higher bad debt experience at the facilities acquired in the AMH Merger and subsequent thereto. The Company, through its collection subsidiary, Syndicated Office Systems, has been establishing improved follow-up collection systems by consolidating the collection of accounts receivable in all the Company's facilities.

     Other operating expenses as a percentage of net operating revenues were 22.3% in 1994, 22.8% in 1995 and 21.4% in 1996. The improvement in 1996 reflects the effects of the cost-control programs and overhead-reduction plans mentioned herein.

     Depreciation and amortization expense was $224.3 million in 1994, $276.1 million in 1995 and $418.5 million in 1996. The increases in 1995 and 1996 were primarily due to the AMH Merger and various other acquisitions by both Tenet and OrNda, as described in Note 3 to the Supplemental Consolidated Financial Statements. In addition, amortization of intangibles increased as a result of the acquired new business units. Goodwill amortization associated with the AMH Merger is approximately $64 million annually.

     Restructuring charges of $79.5 million in fiscal 1994 were recorded in connection with a plan to significantly decrease overhead costs through a reduction in corporate and divisional staffing levels and to review the resulting office space needs of all corporate operations. Restructuring charges of $36.9 million in fiscal 1995 were recorded in connection with the AMH Merger. These charges included severance payments and outplacement services for involuntary terminations of approximately 890 former employees of the Company and other costs related to consolidating the operations of the two companies.

     Impairment losses representing non-cash charges of $85.9 million were recorded in fiscal 1996 in accordance with Statement of Financial Accounting Standards No. 121, under which the carrying value of property, plant and equipment and intangible assets at four general hospitals and three rehabilitation hospitals and the cost of one undeveloped parcel of land have been written down to their fair values.

     Merger costs of $30.0 million in fiscal 1994 were recorded in connection with the American Healthcare merger. These charges included severance payments, investment advisory and professional fees and costs related to consolidation of information systems.

     Interest expense, net of capitalized interest, was $156.7 million in 1994, $251.3 million in 1995 and $424.7 million in 1996. The increase between 1995 and 1996 was due primarily to the acquisition of AMH and the senior notes and bank loans used to finance the acquisition and to retire debt in connection with the merger.

     Investment earnings were $30.6 million in 1994, $32.1 million in 1995 and $26.7 million in 1996, and were derived primarily from notes receivable and investments in debt and equity securities.

     Equity in earnings of unconsolidated affiliates was $27.4 million in 1994, $42.4 million in 1995 and $24.5 million in 1996. Substantially all of the decrease between 1995 and 1996 is due to the exchange of the Company's investment in Hillhaven for common stock in Vencor and the purchase of the majority interest in Houston Northwest Medical Center. During 1995 the Company's equity in the earnings of Hillhaven was $16.0 million. In 1996, it was $7.0 million through the date of the exchange and nothing thereafter. The Company's equity in the earnings of Westminster was $6.0 million in 1995 and $7.0 million in 1996. The Company sold its investment in Westminster in May 1996.

     Minority interest in income of consolidated subsidiaries increased in the current year due to improved operating results at consolidated, but not wholly-owned facilities and to the effects of minority interests recorded at facilities acquired in the AMH Merger and other acquisitions. Minority interest expense was $12.2 million in 1994, $9.6 million in 1995 and $29.8 million in 1996.

     Taxes on income as a percentage of pretax income from continuing operations were 46.2% in 1994, 36.2% in 1995 and 43.5% in 1996. The Company's effective tax-rate in 1994 reflects the effect of operating losses at a subsidiary for which there were no federal tax benefits. The rate in 1995 includes the benefit of the realization of certain prior year operating losses. The increase in 1996 is primarily due to additional amortization of goodwill resulting from the AMH Merger and gains from the sales of international operations. The amortization expense arising from the AMH Merger is a noncash charge but provides no income tax benefits.


LIQUIDITY AND CAPITAL RESOURCES

     The Company's liquidity for the year ended May 31, 1996 was derived principally from the cash proceeds from operating activities, disposals of assets and investments, realization of tax benefits associated with losses from its discontinued psychiatric business, proceeds from the exercises of performance investment plan options and borrowings under the Company's secured and unsecured bank credit agreements. Net cash provided by operating activities for the year ended May 31, 1996 was $349.4 million after net expenditures of $96.7 million for discontinued operations and restructuring charges. During
1995 net cash provided by operating activities was $126.0 million, after net expenditures of $427.3 million for discontinued operations and restructuring charges. Net cash provided by operating activities in 1994 was $183.5 million after net expenditures of $318.6 million for discontinued operations and restructuring charges. Management believes that future cash flows from operations will continue to be positive. This liquidity, along with the availability of credit under the Company's unsecured credit agreement, should be adequate to meet debt service requirements and to finance planned capital expenditures and other known operating needs over the short term (up to 18 months) and the long term (18 months to 3 years).

     The Company's cash and cash equivalents at May 31, 1996 were $106.6 million, a decrease of $53.4 million from May 31, 1995. Working capital at May 31, 1996 was $498.7 million, compared to $272.6 million at May 31, 1995. The increase in working capital at May 31, 1996 is primarily attributable to a decrease in the current portion of long-term debt as a new March 1996 credit agreement, described below, eliminated previously required quarterly payments of debt.

     Net proceeds from the sales of facilities, investments and other assets were $550.5 million during 1996, compared to $190.6 million during 1995 and $575.9 million in 1994. During 1996 the Company sold its two hospitals and related businesses in Singapore, its 30% interest in a hospital in Malaysia, its 40% interest in a hospital in Thailand, and its 52% interest in a company owning nine hospitals and a pathology business in Australia. The net cash proceeds from all of these sales aggregated approximately $324.0 million. In May 1996, the Company sold its 42% interest in Westminster in England for approximately $120.0 million. Also during 1996, the Company received approximately $91.8 million for its Hillhaven preferred stock in connection with the acquisition of Hillhaven by Vencor, Inc. ("Vencor"). In June 1996, the Company sold its former corporate headquarters building in Santa Monica, California. The proceeds from all of these transactions were used to repay bank loans. The Company's previously announced plan to divest itself of its non-core assets is substantially complete.

     In March 1996, the Company entered into a five-year $1.55 billion unsecured revolving credit agreement. This agreement replaced the Company's $2.3 billion secured bank term loan and revolving credit agreement dated February 28, 1995. Borrowings under this agreement were unsecured and were to have matured on March
1, 2001.   In January 1997, in connection with the Merger, the Company entered into a new five-year, $2.8 billion unsecured revolving credit agreement (the "New Credit Agreement") with Morgan Guaranty Trust Company of New York, Bank of America NT&SA, The Bank of New York and the Bank of Nova Scotia and a syndicate of other lenders. This agreement replaced the Company's $1.55 billion unsecured revolving credit agreement dated March 1, 1996 described above. Borrowings under the New

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


Credit Agreement are unsecured and will mature on January 31, 2002. The Company generally may repay or prepay loans made under the credit agreement and may reborrow at any time prior to its maturity date. The New Credit Agreement provides lower interest margins and generally has less restrictive covenants than the former agreements. The New Credit Agreement, among other requirements, has limitations on other borrowings, liens, investments, the sale of all or substantially all assets and prepayment of subordinated debt, a prohibition against the Company declaring or paying a dividend or purchasing its stock unless its senior long-term unsecured debt securities are rated BBB or higher by Standard and Poors' Ratings Services and Baa3 or higher by Moody's Investors Services, Inc., and covenants regarding maintenance of net worth, debt ratios and fixed charge coverages. Current debt ratings on the Company's senior debt securities are BB by Standard and Poors and Ba1 by Moody's. Following the Merger, the Company's unused borrowing capacity under the New Credit Agreement was $2.1 billion.

     In connection with the Merger and related refinancing, the Company sold, on January 30, 1997, $400 million of 7-7/8% Senior Notes due January 15, 2003, $900 million of 8% Senior Notes due January 15, 2005 (collectively, the "Senior Notes") and $700 million of 8-5/8% Senior Subordinated Notes due January 15, 2007(the "Senior Subordinated Notes" and, together with The Senior Notes, the "Notes"). The proceeds to the Company were $1.95 billion, after underwriting discounts and commissions. The Senior Notes are not redeemable by the Company prior to maturity. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or from time to time in part, at any time on or after January 15, 2002, at redemption prices ranging from 104.313% in 2002 to 100% in 2005 and thereafter.

     The Senior Notes are unsecured obligations of the Company ranking senior to all subordinated indebtedness of the Company, including the Senior Subordinated Notes, and equally in right of payment with all other indebtedness of the Company, including borrowings under the New Credit Agreement described above. The Senior Subordinated Notes also are unsecured obligations of the Company subordinated in right of payment to all existing and future senior debt, including the Senior Notes and borrowings under the New Credit Agreement.

     Gross proceeds from borrowings amounted to $3.3 billion during the year ended May 31, 1996, consisting primarily of borrowings of $2.1 billion under the Company's bank credit agreements, $487.0 million in net proceeds from the sale of 8-5/8% senior notes, and $311.0 million in net proceeds from the sale of 6% exchangeable subordinated notes. Borrowings in the prior year amounted to $3.6 billion. Loan repayments were $3.3 billion in 1996 and $2.2 billion and $0.9 billion during 1995 and 1994, respectively.

      Cash payments for property and equipment were $232.5 million in fiscal 1994, $335.5 million in

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


fiscal 1995 and $472.2 million in fiscal 1996. The Company expects to spend approximately $400.0 million to $500.0 million annually on capital expenditures, before any significant acquisitions of facilities and other healthcare operations and before an estimated $225.0 million commitment to fund the construction of a new replacement facility for one of its hospitals. Such capital expenditures relate primarily to the development of healthcare services networks in selected geographic areas, design and construction of new buildings, expansion and renovation of existing facilities, equipment additions and replacements, introduction of new medical technologies and various other capital improvements.

     During fiscal 1996 the Company spent $841.4 million, for purchases of new businesses, net of cash acquired. These include ten general hospitals and a number of physician practices. These acquisitions were financed primarily by borrowings under the Company's credit agreements.

BUSINESS OUTLOOK

     The challenge facing the Company and the healthcare industry is to continue to provide quality patient care in an environment of rising costs, strong competition for patients, and a general reduction of reimbursement by both private and government payors. Because of national, state and private industry efforts to reform healthcare delivery and payment systems, the healthcare industry as a whole faces increased uncertainty. The Company is unable to predict whether any healthcare legislation at the federal and/or state level will be passed in the future, but it continues to monitor all proposed legislation and analyze its potential impact in order to formulate the Company's future business strategies.

FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Current Report on Form 8-K, including, without limitation, statements containing the words "believes," "anticipates," "expects," and words of similar import, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: general economic and business conditions, both national and in the regions in which the Company operates; industry capacity; demographic changes; existing laws and government regulations and changes in, or the failure to comply with safe harbors in, laws and governmental regulations; legislative proposals for healthcare reform; the ability to enter into managed care provider arrangements on acceptable terms; changes in Medicare and Medicaid reimbursement

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
          OF SUPPLEMENTAL FINANCIAL CONDITION AND RESULTS OF OPERATIONS
                                   (CONTINUED)


levels; liability and other claims asserted against the Company; competition; the loss of any significant customers; changes in business strategy or development plans; the ability to attract and retain qualified personnel, including physicians; the significant indebtedness of the Company after the acquisition of OrNda; the lack of assurance that the synergies expected from the acquisition of OrNda will be achieved; and the availability and terms of capital to fund the expansion of the Company's business, including the acquisition of additional facilities. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Tenet disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                  TENET HEALTHCARE CORPORATION AND SUBSIDIARIES
                    SUPPLEMENTAL CONSOLIDATED BALANCE SHEETS


                                                                                              MAY 31,
                                                                                    ----------------------------
                                                                                       1995             1996
                                                                                    ------------    ------------

                                 ASSETS                                           (DOLLAR AMOUNTS ARE EXPRESSED
                                                                                           IN MILLIONS)
Current assets:
    Cash and cash equivalents. . . . . . . . . . . . . . . . . . . . . . . . . . .  $    160.0      $    106.6
    Short-term investments in debt securities. . . . . . . . . . . . . . . . . . .       138.5           111.8
    Accounts and notes receivable, less allowance for doubtful accounts
       ($241.8 in 1995 and $234.5 in 1996) . . . . . . . . . . . . . . . . . . . .       800.2         1,213.0
    Inventories of supplies, at cost . . . . . . . . . . . . . . . . . . . . . . .       150.5           169.8
    Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . .       432.7           312.1
    Assets held for sale . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       184.1            38.8
    Prepaid expenses and other current assets. . . . . . . . . . . . . . . . . . .        83.9            87.5
                                                                                    ------------    ------------
             Total current assets. . . . . . . . . . . . . . . . . . . . . . . . .     1,949.9         2,039.6
                                                                                    ------------    ------------
Investments and other assets . . . . . . . . . . . . . . . . . . . . . . . . . . .       479.5           587.6
Property and equipment, net. . . . . . . . . . . . . . . . . . . . . . . . . . . .     4,386.9         4,984.0
Costs in excess of net assets acquired, less accumulated amortization ($36.8
    in 1995 and $116.3 in 1996). . . . . . . . . . . . . . . . . . . . . . . . . .     2,829.3         3,072.0
Other intangible assets, at cost, less accumulated amortization
    ($40.4 in 1995 and $42.5 in 1996). . . . . . . . . . . . . . . . . . . . . . .       141.8            84.4
                                                                                    ------------    ------------
                                                                                    $  9,787.4      $ 10,767.6
                                                                                    ------------    ------------
                                                                                    ------------    ------------
              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Current portion of long-term debt. . . . . . . . . . . . . . . . . . . . . . .  $    312.5      $    119.8
    Accounts payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       455.7           530.3
    Employee compensation and benefits . . . . . . . . . . . . . . . . . . . . . .       211.6           172.8
    Accrued interest payable . . . . . . . . . . . . . . . . . . . . . . . . . . .        70.9            83.7
    Income taxes payable . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        19.1            57.4
    Other current liabilities. . . . . . . . . . . . . . . . . . . . . . . . . . .       607.5           576.9
                                                                                    ------------    ------------
             Total current liabilities . . . . . . . . . . . . . . . . . . . . . .     1,677.3         1,540.9
                                                                                    ------------    ------------
Long-term debt, net of current portion . . . . . . . . . . . . . . . . . . . . . .     4,286.8         4,421.0
Other long-term liabilities and minority interests . . . . . . . . . . . . . . . .     1,117.5         1,097.4
Deferred income taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       326.8           431.6
Commitments and contingencies
Shareholders' equity:
    Convertible preferred stock. . . . . . . . . . . . . . . . . . . . . . . . . .        20.1             -
    Common stock, $0.075 par value; authorized 450,000,000 shares;
       279,298,441 shares issued at May 31, 1995 and 297,352,251 shares
       issued at May 31, 1996. . . . . . . . . . . . . . . . . . . . . . . . . . .        20.9            22.3
    Additional paid-in capital . . . . . . . . . . . . . . . . . . . . . . . . . .     1,912.1         2,171.4
    Unrealized gains on investments in debt and equity securities. . . . . . . . .        51.8            27.5
    Retained earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       645.7         1,095.9
    Less common stock in treasury, at cost, 18,775,274 at May 31, 1995 and
        2,790,967 shares at May 31, 1996 . . . . . . . . . . . . . . . . . . . . .      (271.6)          (40.4)
                                                                                    ------------    ------------
            Total shareholders' equity . . . . . . . . . . . . . . . . . . . . . .     2,379.0         3,276.7
                                                                                    ------------    ------------

                                                                                    $  9,787.4      $ 10,767.6
                                                                                    ------------    ------------
                                                                                    ------------    ------------

See accompanying Notes to Supplemental Consolidated Financial Statements.

                  TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                             YEARS ENDED MAY 31,
                                                                                  -----------------------------------------
                                                                                     1994           1995           1996
                                                                                  -----------    -----------    -----------
                                                                                                (IN MILLIONS,
                                                                                       EXCEPT PER SHARE AND SHARE AMOUNTS)
Net operating revenues . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  $  4,217.6     $  5,161.1     $  7,705.7
                                                                                  -----------    -----------    -----------
Operating expenses:
   Salaries and benefits . . . . . . . . . . . . . . . . . . . . . . . . . . . .     1,867.6        2,169.9        3,129.7
   Supplies. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       498.3          667.7        1,055.8
   Provision for doubtful accounts . . . . . . . . . . . . . . . . . . . . . . .       193.2          259.7          431.5
   Other operating expenses. . . . . . . . . . . . . . . . . . . . . . . . . . .       942.1        1,178.4        1,646.1
   Depreciation. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       199.1          232.3          318.8
   Amortization. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        25.2           43.8           99.7
   Restructuring charges . . . . . . . . . . . . . . . . . . . . . . . . . . . .        79.5           36.9            -
   Impairment losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .         -              -             85.9
   Merger-related expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .        30.0            -              -
                                                                                  -----------    -----------    -----------
Operating income . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       382.6          572.4          938.2
                                                                                  -----------    -----------    -----------
Interest expense, net of capitalized portion . . . . . . . . . . . . . . . . . .      (156.7)        (251.3)        (424.7)
Investment earnings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        30.6           32.1           26.7
Equity in earnings of unconsolidated affiliates. . . . . . . . . . . . . . . . .        27.4           42.4           24.5
Minority interests in income of consolidated subsidiaries. . . . . . . . . . . .       (12.2)          (9.6)         (29.8)
Net gains on disposals of facilities and long-term investments . . . . . . . . .        42.2           30.5          346.2
                                                                                  -----------    -----------    -----------
Income from continuing operations before income taxes. . . . . . . . . . . . . .       313.9          416.5          881.1
Taxes on income. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (145.0)        (150.8)        (382.9)
                                                                                  -----------    -----------    -----------
Income from continuing operations. . . . . . . . . . . . . . . . . . . . . . . .       168.9          265.7          498.2
Discontinued operations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (700.9)          (9.6)         (25.3)
Extraordinary charges from early extinguishment of debt. . . . . . . . . . . . .       (12.3)         (19.8)         (22.7)
Cumulative effect of a change in accounting principle. . . . . . . . . . . . . .        60.0            -              -
                                                                                  -----------    -----------    -----------
Net income (loss). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      (484.3)         236.3          450.2
Preferred stock dividend requirements. . . . . . . . . . . . . . . . . . . . . .        (1.9)          (2.0)          (0.3)
                                                                                  -----------    -----------    -----------
Net income (loss) applicable to common shareholders. . . . . . . . . . . . . . .  $   (486.2)    $    234.3     $    449.9
                                                                                  -----------    -----------    -----------
                                                                                  -----------    -----------    -----------
Earnings (loss) per common and common equivalent share:
   Primary:
       Continuing operations . . . . . . . . . . . . . . . . . . . . . . . . . .  $     0.77     $     1.10     $     1.73
       Discontinued operations . . . . . . . . . . . . . . . . . . . . . . . . .       (3.21)         (0.04)         (0.09)
       Extraordinary charges . . . . . . . . . . . . . . . . . . . . . . . . . .       (0.06)         (0.08)         (0.08)
       Cumulative effect of a change in accounting principle . . . . . . . . . .        0.28            -              -
                                                                                  -----------    -----------    -----------
                                                                                  $    (2.22)    $     0.98     $     1.56
                                                                                  -----------    -----------    -----------
                                                                                  -----------    -----------    -----------
   Fully diluted:
       Continuing operations . . . . . . . . . . . . . . . . . . . . . . . . . .  $     0.75     $     1.08     $     1.70
       Discontinued operations . . . . . . . . . . . . . . . . . . . . . . . . .       (3.02)         (0.04)         (0.08)
       Extraordinary charges . . . . . . . . . . . . . . . . . . . . . . . . . .       (0.05)         (0.08)         (0.08)
       Cumulative effect of a change in accounting principle . . . . . . . . . .        0.26            -              -
                                                                                  -----------    -----------    -----------
                                                                                  $    (2.06)    $     0.96     $     1.54
                                                                                  -----------    -----------    -----------
                                                                                  -----------    -----------    -----------

Weighted average number of shares and share equivalents outstanding (in thousands):
   Primary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     218,161        237,964        287,129
   Fully diluted . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     232,224        254,105        295,062
                                                                                  -----------    -----------    -----------
                                                                                  -----------    -----------    -----------

See accompanying Notes to Supplemental Consolidated Financial Statements.

                     TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

      SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                   CONVERTIBLE
                                          COMMON STOCK           PREFERRED STOCK
                                      ---------------------    -------------------     ADDITIONAL
                                      OUTSTANDING    ISSUED                              PAID-IN   UNREALIZED    RETAINED   TREASURY
                                        SHARES       AMOUNT     SHARES      AMOUNT       CAPITAL      GAINS      EARNINGS    STOCK
                                      -----------    ------    --------    -------     ----------  ----------    --------   --------
                                                 (DOLLAR AMOUNTS ARE EXPRESSED IN MILLIONS, SHARE AMOUNTS IN THOUSANDS)
BALANCES, MAY 31, 1993 . . . . . . . .  212,451     $  17.4      1,194     $  18.1     $ 1,300.8     $   -      $ 914.2    $ (286.4)
Net loss . . . . . . . . . . . . . . .                                                                           (484.3)
Cash dividends ($0.12 per share) . . .                                                                            (19.9)
Paid-in-kind dividends . . . . . . . .                             123         1.8          (1.9)
Issuance of common stock . . . . . . .   10,167         0.8                                 95.0
Conversion of convertible
    preferred stock. . . . . . . . . .        9                     (7)       (0.1)          0.1
Stock options exercised. . . . . . . .    2,222         0.1                                  8.6                                4.2
Restricted share cancellations . . . .     (110)                                             9.0
Unrealized gains from changes in
    market value of investments in
    debt and equity securities, net
    of income taxes. . . . . . . . . .                                                                  70.9

Pooling adjustment to conform
    American Healthcare's fiscal
    year to OrNda s fiscal year. . . .                                                                             (0.6)
                                      -----------    ------    --------    -------     ----------  ----------    --------   --------
BALANCES, MAY 31, 1994 . . . . . . . .  224,739        18.3      1,310        19.8       1,411.6        70.9      409.4      (282.2)
Net income . . . . . . . . . . . . . .                                                                            236.3
Shares issued in connection
with AMH merger. . . . . . . . . . . .   33,156         2.5                                486.2
Paid-in-kind dividends . . . . . . . .                             134         2.0          (2.0)
Issuance of common stock . . . . . . .      343                                              3.9
Conversion of convertible
preferred stock. . . . . . . . . . . .      154                   (114)       (1.7)          1.7
Stock options exercised. . . . . . . .    2,135         0.1                                 10.3                               10.6
Restricted share cancellations . . . .       (4)                                             0.4
Decrease in unrealized gains
on debt and equity securities,
net of income taxes. . . . . . . . . .                                                                 (19.1)
                                      -----------    ------    --------    -------     ----------  ----------    --------   --------
BALANCES, MAY 31, 1995 . . . . . . . .  260,523        20.9      1,330        20.1       1,912.1        51.8      645.7      (271.6)
Net income . . . . . . . . . . . . . .                                                                            450.2
Performance investment plan
    options exercised. . . . . . . . .   13,499                                             39.0                              195.3
Paid-in-kind dividends . . . . . . . .                              33         0.3          (0.3)
Issuance of common stock . . . . . . .   15,525         1.2                                191.5
Conversion of convertible
    preferred stock. . . . . . . . . .    1,831         0.1     (1,356)      (20.3)         20.2
Redemption of preferred stock. . . . .        -                     (7)       (0.1)
Stock options exercised. . . . . . . .    3,183         0.1                                  8.9                               35.9
Unrealized gains from changes in
    market value of investments in
    debt and equity securities,
    net of income taxes. . . . . . . .                                                                  22.7
Elimination of unrealized gain
    on investment in unconsolidated
    affiliate upon acquisition
    of controlling equity interest . .                                                                 (47.0)
                                      -----------    ------    --------    -------     ----------  ----------    --------   --------
BALANCES, MAY 31, 1996 . . . . . . . .  294,561       $22.3          -       $  -       $2,171.4       $27.5   $1,095.9      $(40.4)
                                      -----------    ------    --------    -------     ----------  ----------    --------   --------
                                      -----------    ------    --------    -------     ----------  ----------    --------   --------


See accompanying Notes to Supplemental Consolidated Financial Statements.

                  TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

               SUPPLEMENTAL CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  YEARS ENDED MAY 31,
                                                                      --------------------------------------
                                                                           1994         1995           1996
                                                                           ----         ----           ----
                                                                          (DOLLAR AMOUNTS ARE EXPRESSED
                                                                                   IN MILLIONS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss). . . . . . . . . . . . . . . . . . . . . . . .      $(484.3)       $236.3        $450.2
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
   Depreciation and amortization . . . . . . . . . . . . . . . .        265.0         280.1         424.0
   Deferred income taxes . . . . . . . . . . . . . . . . . . . .       (253.6)         83.0         247.3
   Gains on sales of facilities and long-term investments. . . .        (42.2)        (30.5)       (346.2)
   Additions to reserves for discontinued operations,
      impairment losses and restructuring charges. . . . . . . .      1,174.7          51.4         127.4
   Extraordinary charges from early extinguishment of debt . . .         12.3          19.8          22.7
   Non-cash merger-related expenses. . . . . . . . . . . . . . .         13.2             -             -
   Other items . . . . . . . . . . . . . . . . . . . . . . . . .        (22.8)        (21.4)          8.5
Increases (decreases) in cash from changes in operating
   assets and liabilities, net of effects from purchases
   of new businesses:
   Accounts and notes receivable, net. . . . . . . . . . . . . .        (71.7)       (140.4)       (277.3)
   Inventories, prepaid expenses and other current assets. . . .        (14.8)        (36.0)        (90.5)
   Accounts payable, accrued expenses and income taxes payable .        (42.1)         (9.6)       (100.3)
   Noncurrent accrued expenses and other liabilities . . . . . .        (31.6)        120.6         (40.1)
Proceeds from sale of trading investment security. . . . . . . .            -             -          20.6
Net expenditures for discontinued operations and
   restructuring charges . . . . . . . . . . . . . . . . . . . .       (318.6)       (427.3)        (96.9)
                                                                   ----------     ---------      --------
      Net cash provided by  operating activities . . . . . . . .        183.5         126.0         349.4
                                                                   ----------     ---------      --------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property, plant and equipment. . . . . . . . . .       (232.5)       (335.5)       (472.2)
   Purchases of new businesses, net of cash acquired . . . . . .       (366.6)     (1,489.1)       (841.4)
   Proceeds from sales of facilities, long-term investments and
      other assets . . . . . . . . . . . . . . . . . . . . . . .        575.9         190.6         550.5
   Other items . . . . . . . . . . . . . . . . . . . . . . . . .          8.2          10.9         (37.3)
                                                                   ----------     ---------      --------
      Net cash used in investing activities. . . . . . . . . . .        (15.0)     (1,623.1)       (800.4)
                                                                   ----------     ---------      --------

    See accompanying Notes to Supplemental Consolidated Financial Statements.

                  TENET HEALTHCARE CORPORATION AND SUBSIDIARIES


                                                                               YEARS ENDED MAY 31,
                                                                       -----------------------------------
                                                                         1994         1995          1996
                                                                       -------       ------        -------
                                                                         (DOLLAR AMOUNTS ARE EXPRESSED
                                                                                 IN MILLIONS)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from borrowings . . . . . . . . . . . . . . . . . . .        930.8       3,546.0       3,278.0
  Loan payments. . . . . . . . . . . . . . . . . . . . . . . . .       (913.8)     (2,233.8)     (3,307.1)
  Proceeds from exercises of performance investment plan options          -             -           202.0
  Proceeds from exercises of stock options . . . . . . . . . . .          7.0          10.5          37.5
  Proceeds from sales of common stock. . . . . . . . . . . . . .          -             -           192.5
  Cash dividends paid to shareholders. . . . . . . . . . . . . .        (39.6)          -             -
  Other items. . . . . . . . . . . . . . . . . . . . . . . . . .         13.8           3.8          (5.3)
                                                                      -------      --------      --------
Net cash provided by (used in) financing activities. . . . . . .         (1.8)      1,326.5         397.6
                                                                      -------      --------      --------
Net increase (decrease) in cash and cash equivalents . . . . . .        166.7        (170.6)        (53.4)
Cash and cash equivalents at beginning of year . . . . . . . . .        166.8         330.6         160.0
Pooling adjustment to beginning of period balance to
conform fiscal years . . . . . . . . . . . . . . . . . . . . . .         (2.9)          -             -
Cash and cash equivalents at end of year . . . . . . . . . . . .       $330.6        $160.0        $106.6
                                                                      -------      --------      --------
                                                                      -------      --------      --------


SUPPLEMENTAL DISCLOSURES

     The Company paid interest (net of amounts capitalized) of $148.6 million, $221.6 million, and $386.4 million for the years ended May 31, 1994, 1995 and 1996, respectively. Income taxes paid during the same years amounted to $30.4 million, $46.8 million and $57.0 million, respectively. The fair value of common stock issued for acquisitions of hospitals and other assets was $96.2 million in 1994 and $492.6 million in 1995.

     The fair value of the assets acquired in connection with the AMH Merger in 1995 was approximately $4.6 billion, including goodwill of approximately $2.5 billion. Liabilities assumed were approximately $2.6 billion.


    See accompanying Notes to Supplemental Consolidated Financial Statements.

           TENET HEALTHCARE CORPORATION AND SUBSIDIARIES

      NOTES TO SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENTS


1.   BASIS OF PRESENTATION

     The accounting and reporting policies of Tenet conform to generally accepted accounting principles and prevailing practices within the healthcare industry. Certain prior year amounts have been reclassified to conform to current year classifications.

     On January 30, 1997, the Company acquired OrNda, a provider of healthcare services operating general acute care hospitals, surgery centers, outpatient and specialty clinics, a psychiatric hospital and a managed healthcare Medicaid plan, when a subsidiary of the Company was merged into OrNda, leaving OrNda and all of its subsidiaries as wholly-owned subsidiaries of the Company. The
Merger has been accounted for as a pooling-of-interests combination and, accordingly, the supplemental consolidated financial statements and all statistical data shown herein prior to the combination have been restated to include the accounts and results of operations of OrNda for all periods presented. (See Note 3 for further details pertaining to the Merger.)

     The supplemental consolidated financial statements have been prepared to give retroactive effect to the Merger. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These supplemental financial statements do not extend through the date of consummation, however, they will become the historical consolidated financial statements of the corporation after financial statements covering the date of consummation of the business combination are issued.

     The supplemental consolidated financial statements reflect the combination of the historical consolidated balances sheets of Tenet as of May 31, 1995 and 1996 with the historical consolidated balance sheets of OrNda as of August 31, 1995 and 1996 and the related historical consolidated statements of operations, changes in shareholders' equity and cash flows of Tenet for the years ended May 31, 1994, 1995 and 1996 with the historical consolidated statements of operations, changes in shareholders' equity and cash flows of OrNda for the years ended August 31, 1994, 1995 and 1996.

2.   SIGNIFICANT ACCOUNTING POLICIES

     A.   THE COMPANY

     Tenet is an investor-owned healthcare services company that owns or operates, through its subsidiaries and affiliates, general hospitals and related healthcare facilities serving urban and rural communities in 22 states and holds investments in other healthcare companies. At May 31, 1996, the Company's subsidiaries operated 123 domestic general hospitals, with a total of 26,265 licensed beds, located in Alabama, Arizona, Arkansas, California, Florida, Georgia, Iowa, Indiana, Louisiana, Maine, Mississippi, Missouri, Nebraska, Nevada, North Carolina, Oregon, South Carolina, Tennessee, Texas, Washington, West Virginia and Wyoming. The largest concentrations of hospitals are in California (34.1%), Texas (16.3%) and Florida (12.2%). The concentrations of hospitals in these three states increases the risk that any adverse economic, regulatory or other development that may occur in such states may adversely affect the Company's operations or financial condition.

     At May 31, 1996, the Company's subsidiaries also owned or operated a small number of rehabilitation hospitals, long-term-care facilities and psychiatric facilities located on the same campus as, or nearby, the Company's general hospitals, in addition to numerous other ancillary healthcare operations.

     B.   PRINCIPLES OF CONSOLIDATION

     The supplemental consolidated financial statements include the accounts of Tenet and its wholly-owned and majority-owned subsidiaries. Significant investments in other affiliated companies generally are accounted for by the equity method. Intercompany accounts and transactions are eliminated in consolidation. The results of operations acquired in purchase transactions are included from their respective acquisition dates.

     C.   USE OF ESTIMATES

      The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the supplemental consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

     D.   NET OPERATING REVENUES

     Net operating revenues consist primarily of net patient-service revenues, which are based on the hospitals' established billing rates less allowances and discounts principally for patients covered by Medicare, Medicaid and other contractual programs. These allowances and discounts were $4.0 billion, $5.5 billion and $8.6 billion for the years ended May 31, 1994, 1995 and 1996, respectively. Payments under these programs are based on either predetermined rates or the costs of services. Settlements for retrospectively determined rates are estimated in the period the related services are rendered and are adjusted in future periods as final settlements are determined. Management believes that adequate provision has been made for adjustments that may result from final determination of amounts earned under these programs. These contractual allowances and discounts are deducted from accounts receivable in the accompanying supplemental consolidated balance sheets. Approximately 45% of fiscal 1994 consolidated net operating revenues were from participation of the Company's hospitals in Medicare and Medicaid programs. In 1995 it was approximately 43% and in 1996 it was approximately 45%.

     The Company provides care to patients who meet certain financial or economic criteria without charge or at amounts substantially less than its established rates. Because the Company does not pursue collection of amounts determined to qualify as charity care, they are not reported as gross revenue and are not included in deductions from revenue or in operating and administrative expenses.

     F.   CASH EQUIVALENTS

     The Company treats highly liquid investments with an original maturity of three months or less as cash equivalents. The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents approximates fair value.

     G.   INVESTMENTS IN DEBT AND EQUITY SECURITIES

     Investments in debt and equity securities are classified as available-for-sale, held-to-maturity or as part of a trading portfolio. At May 31, 1996, the Company has no significant investments in securities classified as either held-to-maturity or trading. Securities classified as available-for-sale are carried at fair value if unrestricted and their unrealized gains and losses, net of tax, are reported as an adjustment to shareholders' equity. Restricted securities are carried at cost, adjusted for dividends in excess of earnings subsequent to the date of invesment and for decreases in value that are other than temporary. Realized gains or losses are included in net income on the specific identification method, and are immaterial for all years presented.

     H.   LONG-LIVED ASSETS

     Property and Equipment: The Company uses the straight-line method of depreciation for buildings, building improvements and equipment over their estimated useful lives as follows: buildings and improvements - generally 10 to 40 years; equipment - three to 25 years. Capital leases are recorded at the beginning of the lease term as assets and liabilities at the lower of the present value of the minimum lease payments or the fair value of the assets, and such assets, including improvements, are amortized over the shorter of the lease term or their useful life. The Company capitalizes interest costs related to construction projects. Capitalized interest was $5.0 million, $7.5 million and $11.7 million in 1994, 1995 and 1996, respectively.

     Intangible Assets: Preopening costs are amortized over one year. Costs in excess of the fair value of the net assets of purchased businesses (goodwill) generally are amortized over 20 to 40 years. The straight-line method is used to amortize most intangible assets. Deferred financing costs are amortized over the lives of the related loans using the interest method.

     Impairment of long-lived assets, including goodwill related to such assets, is recognized whenever events or changes in circumstances indicate that the carrying amount of the asset, or related groups of assets, may not be recoverable. Measurement of the amount of impairment may be based on appraisal, market values of similar assets or estimates of future discounted cash flows resulting from use and ultimate disposition of the asset.

     I.   INTEREST RATE SWAP AGREEMENTS

     The differentials to be paid or received under interest rate swap agreements are accrued as the interest rates change and are recognized over the lives of the agreements as adjustments to interest expense.

     J.   SALES OF COMMON STOCK OF SUBSIDIARIES

     At the time a subsidiary or equity affiliate sells existing or newly issued common stock to unrelated parties at a price in excess of its book value, the Company records a gain reflecting its share of the change in the subsidiary's shareholders' equity resulting from the sale.

     K.   EARNINGS PER SHARE

     Primary earnings per share of common stock is based on after-tax income applicable to common stock and the weighted average number of shares of common stock and common stock equivalents outstanding during each period as appropriate. Fully diluted earnings-per-share calculations are based on the assumption that all dilutive convertible debentures issued by Tenet and redeemable convertible preferred shares issued by OrNda are converted into shares of Tenet common stock as of the beginning of the year, or as of the issue date if later, and (i) that those shares are added to the weighted average number of common shares and share equivalents outstanding used in the calculation of primary earnings per share, and (ii) that after-tax income is adjusted accordingly.

     L.   TRANSLATION OF FOREIGN CURRENCIES

     The financial statements of the Company's foreign subsidiaries have been translated into U.S. dollars in accordance with Statement of Financial Accounting Standards ("SFAS") No. 52. Exchange gains and losses on forward exchange contracts designated as hedges of foreign net investments are reported as an adjustment to shareholders' equity. Currency translation adjustments and the effect of transaction gains and losses and exchange gains and losses on forward exchange contracts are insignificant for all years presented. At
May 31, 1996, the Company had sold substantially all of its foreign operations.

3.    ACQUISITIONS AND DISPOSALS OF FACILITIES

     MERGER WITH ORNDA:

     On January 30, 1997, the Company acquired OrNda, a provider of heathcare services operating general acute care hospitals, surgery centers, outpatient and specialty clinics, a psychiatric hospital and a managed healthcare Medicaid plan, when a subsidiary of the Company was merged into OrNda, leaving OrNda, and all of its subsidiaries, as wholly-owned subsidiaries of the Company. In connection with the Merger, the Company issued 81,439,910 shares of its common stock in a tax-free exchange for all of OrNda's outstanding common stock. The Merger has been accounted for as a pooling-of-interests and, accordingly, the supplemental consolidated financial statements and all statistical data shown herein prior to the combination have been restated to include the accounts and results of operations of OrNda for all periods presented.

     The results of operations previously reported by the separate companies and the combined amounts presented in the accompanying supplemental consolidated financial statements are summarized below.


                                                                                              SIX MONTHS ENDED
                                                          YEARS ENDED MAY 31                    NOVEMBER 30
                                               --------------------------------------    --------------------------
                                                   1994       1995           1996           1995           1996
                                               --------     ----------    -----------     ----------     ----------
                                                                                                (UNAUDITED)
Net operating revenues:
        Tenet                                  $2,943.2       $3,318.4       $5,558.5       $2,654.8       $2,914.7
        OrNda                                   1,274.4        1,842.7        2,147.2          975.6        1,190.0
                                               --------       --------       --------       --------       --------
        Combined                               $4,217.6       $5,161.1       $7,705.7       $3,630.4       $4,104.7
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------
Extraordinary charges:
        Tenet                                        -        $  (19.8)      $  (22.7)            -              -
        OrNda                                     (12.3)            -              -              -              -
                                               --------       --------       --------       --------       --------
        Combined                               $  (12.3)      $  (19.8)      $  (22.7)            -              -
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------
Net income:
        Tenet                                  $ (425.0)      $  165.0       $  350.3       $  301.1       $  149.2
        OrNda                                     (59.3)          71.3           99.9           35.8           49.6
                                               --------       --------       --------       --------       --------
       Combined                                $ (484.3)      $  236.3       $  450.2       $  336.9       $  198.8
                                               --------       --------       --------       --------       --------
                                               --------       --------       --------       --------       --------


     Prior to the Merger, OrNda's fiscal year ended August 31. In recording the pooling-of-interests combination, OrNda's financial statements for the years ended August 31, 1994, 1995 and 1996 have been combined with Tenet's financial
statements for the years ended May 31, 1994, 1995 and 1996.   OrNda's financial
statements for the twelve months ended May 31, 1997 will be combined with Tenet's financial statements for the same period and an adjustment will be made to shareholders' equity as of May 31, 1997, to eliminate the effect of including OrNda's results of operations for the three months ended August 31, 1996, in both years ended May 31, 1997 and 1996. OrNda's unaudited results of operations for the three months ended August 31, 1996 included net operating revenues of $552.9 million and net income of $23.2 million.

     OTHER DOMESTIC:

        During the fiscal year ended May 31, 1996, Tenet's subsidiaries, including OrNda, acquired the following: (1) in July 1995, a one-third interest (which subsequently has been increased to a 50% interest) in the leased 82-bed St. Clair Hospital located outside Birmingham, Alabama; (2) in August 1995, Memorial Medical Center (formerly known as Mercy+Baptist Medical Center), a system of two general hospitals with an aggregate of 759 licensed beds located in New Orleans, Louisiana, and a related physician practice; (3) in September 1995, Providence Memorial Hospital, a general hospital located in El Paso, Texas, licensed for 471 general hospital beds (34 of which may be used as skilled nursing beds) and licensed for 30 additional rehabilitation and sub-acute care beds; (4) in October 1995, a long-term lease of the 49-bed Medical Center of Manchester in central Tennessee; (5) in November 1995, the 104-bed Methodist Hospital of Jonesboro, a general hospital located in Jonesboro, Arkansas, and the 202-bed Universal Medical Center (subsequently renamed Florida Medical Center - South) located in Plantation, Florida; and (6) in January 1996, the controlling equity interest in Houston Northwest Medical Center, a 498-bed acute care facility located in Houston, Texas. The Jonesboro facility is now owned by a limited liability company of which Tenet owns 95% and is the manager. In fiscal 1996, the Company also acquired several physician practices and other healthcare operations. All of these transactions have been accounted for as purchases. The results of operations of the acquired businesses, which are not material in the aggregate, have been included in the Company's supplemental consolidated statements of operations from the dates of acquisition.

     Subsequent to May 31, 1996, Tenet's subsidiaries, including OrNda, acquired: (1) on June 1, 1996, Hialeah Hospital, a 378-bed acute care hospital in Hialeah, Florida; (2) in July 1996, Cypress Fairbanks Medical Center, a 149-bed acute care hospital, in Houston, Texas, and the 68-bed Westside Hospital in Los Angeles, California; (3) in August 1996, Centinela Hospital Medical Center, a 400-bed acute care hospital in Inglewood, California and related healthcare businesses; (4) in September 1996, The Saint Vincent Healthcare System, located in Worcester, Massachusetts, consisting of a 432-bed acute care teaching hospital, three skilled nursing facilities and other health related companies, and a minority interest in a 280-member multi-specialty group physician practice; (5) in October 1996, Lloyd Noland Hospital, a 319-bed acute care hospital in Birmingham, Alabama;
(6) in December 1996, substantially all of the assets of United Western Medical Centers, a not-for-profit corporation headquartered in Santa Ana, California, which assets consist primarily of Western Medical Center, a 288-bed acute care hospital in Santa Ana, California; Western Medical Center-Anaheim, a 193-bed acute care hospital in Anaheim, California; and Western Medical Center-Bartlett, a 202-bed skilled nursing facility in Santa Ana, California; and (7) in January 1997, North Shore Medical Center, a 357-bed acute care hospital in Miami, Florida and Brookside Hospital, a 312-bed hospital in San Pablo, California. All of these transactions have been or will be accounted for as purchases. The results of operations of the acquired businesses, which are not material in the aggregate, will be included in the Company's consolidated statements of operations from the dates of acquisition. In December 1996, the Company sold its lease of the Kirksville Osteopathic Medical Center, a 119-bed hospital in Kirksville, Missouri.The Company has committed to fund the construction, estimated at $225.0 million, of a new replacement hospital for the Saint Vincent facility.

     In March 1995, in a transaction accounted for as a purchase, Tenet acquired all the outstanding common stock of AMH for $1.5 billion in cash and 33,156,614 shares of Tenet's common stock valued at $488 million. The total purchase price was allocated to the assets and liabilities of AMH based on their estimated fair values. The total purchase price exceeded the fair value of the net assets acquired by approximately $2.5 billion.

     In April 1994, OrNda completed mergers with American Healthcare and with Summit. Both American Healthcare and Summit were health care services companies engaged in the operations of general acute care hospitals. Summit also was engaged in the operation of (i) a managed care entity contracting to provide services to the Arizona Health Care Cost

Containment System and (ii) outpatient surgery centers. In connection with the American Healthcare merger, OrNda recorded $30.0 million of nonrecurring charges and an extraordinary loss of $8.4 million as a result of refinancing OrNda's and American Healthcare's senior credit facilities.

     INTERNATIONAL:

     In June 1995, the Company sold two hospitals and related healthcare businesses in Singapore for approximately $243 million, net of $78 million in debt assumed by the buyer. In October 1995, the Company sold its interest in AME for a net cash consideration of approximately $68 million, and the Company sold its interest in a hospital in Malaysia for net cash consideration of approximately $12 million. In February 1996, the Company also sold its 40% interest in a hospital in Thailand for net cash consideration of approximately $21 million. These transactions resulted in gains of approximately $158 million. The net proceeds from these sales were used to repay secured bank loans under the Company's February 28, 1995 credit agreement. Net operating revenues of the sold facilities were $202 million in 1995 and $51 million in 1996. Operating profits, before general corporate overhead costs, were $39 million in 1995 and $7 million in 1996.

     In May 1996, the Company sold its approximately 42% interest in Westminster for a gain of $34 million. Pretax cash proceeds from this transaction were approximately $120 million and were used to repay bank loans.

4.   DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying amounts of cash, accounts receivable, short-term borrowings and notes, current portion of long-term debt, accounts payable and interest payable approximate fair value because of the short maturity of these instruments. The carrying values of investments, both short-term and long-term (excluding investments accounted for by the equity method), long-term receivables and long-term debt are not materially different from the estimated fair values of these instruments. The estimated fair values of interest rate swap agreements are not material to the Company's financial position.

5.    PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost and consists of the following:

                                                           1995         1996
                                                         --------     --------
                                                              (IN MILLIONS)
       Land. . . . . . . . . . . . . . . . . . . .     $    364.3    $    418.0
       Buildings and improvements. . . . . . . . .        3,463.9       3,926.3
       Construction in progress. . . . . . . . . .           96.8         117.6

       Equipment . . . . . . . . . . . . . . . . .        1,574.7       1,841.7
                                                       ----------    ----------
                                                          5,499.7       6,303.6

       Less accumulated depreciation and
         amortization  . . . . . . . . . . . . . .        1,112.8       1,319.6
                                                       ----------    ----------
       Net property and equipment. . . . . . . . .     $  4,386.9    $  4,984.0
                                                       ----------    ----------
                                                       ----------    ----------


6.   LONG-TERM DEBT AND LEASE OBLIGATIONS

     A.   LONG-TERM DEBT

     Long-term debt consists of the following:

                                                           1995          1996
                                                         --------       -------
                                                               (IN MILLIONS)
       Secured loans payable to banks. . . . . . .       $2,210.7        $692.3
       Unsecured loans payable to banks. . . . . .              -         974.5
       8 5/8% Senior Notes due 2003, $500 million
       face value, net of $11.9 million
         unamortized discount. . . . . . . . . . .              -         488.1
       9 3/8% Senior Notes due 2002, $300 million
         face value, net of $5.9 unamortized
         discount. . . . . . . . . . . . . . . . .          293.4         294.1
       10 1/8% Senior Subordinated Notes due 2005,
       $900 million face value, net of $21.8
         million unamortized discount. . . . . . .          876.7         878.2
       12 1/4% Senior Subordinated Notes due 2002.          400.0         400.0
       6% Exchangeable Subordinated Notes due
         2005, $320 million face value, net of
         $9.0 million unamortized discount . . . .              -         310.9
        11 3/8 Senior Subordinated Notes due 2004.          125.0         125.0
        13 1/2% Senior Subordinated Notes due 2001           16.4          16.3
       Zero-coupon guaranteed bonds due 1997 and
         2002, $130.6 million face value, net of
         $28.9 million unamortized discount. . . .           95.6         101.7
       6 1/2% Swiss franc/dollar dual currency
          debentures due 1997. . . . . . . . . . .           16.4          16.4
       5% Swiss franc bonds due 1996 . . . . . . .           18.0             -
       15% Junior Subordinated Notes due 2005. . .           25.4             -
       Convertible floating-rate debentures. . . .          219.0             -
       Notes and capital lease obligations,
         secured by plant and equipment, weighted
         average interest rate of approximately
         10.3% in 1995 and 11.5% in 1996, payable
         in installments to 2009 . . . . . . . . .          222.8         187.8
       Unsecured medium-term notes due through
          1997 . . . . . . . . . . . . . . . . . .           72.7          35.9
       Other notes, primarily unsecured. . . . . .            7.2          19.6
                                                         --------      --------
                                                          4,599.3       4,540.8

       Less current portion. . . . . . . . . . . .         (312.5)       (119.8)
                                                         --------      --------
                                                         $4,286.8      $4,421.0
                                                         --------      --------
                                                         --------      --------

     LOANS PAYABLE TO BANKS - In March 1996, the Company entered into a five-year $1.55 billion unsecured revolving credit agreement with a syndicate of banks. The agreement replaced the Company's $2.3 billion secured bank term loan and revolving credit agreement dated February 28, 1995. Unamortized costs of issuance written off in connection with the refinancing were $36 million. The write-off was reflected as an extraordinary charge from early extinguishment of debt in the quarter ended May 31, 1996 in the amount of $23 million, which is net of tax benefits of $13 million. The $2.3 billion in secured bank loans was used to finance the AMH Merger and repay existing indebtedness. The early extinguishment of debt in 1995 resulted in an extraordinary loss of $20 million, net of tax benefits of $12 million. During the three months ended May 31, 1996, the weighted average interest rate on these borrowings was 6.1%. The Company's unused borrowing capacity under the March 1996 agreement was $575 million as of May 31, 1996.

     In January 1997, in connection with the Merger, the Company entered into the New Credit Agreement with a syndicate of banks. This agreement replaced the Company's $1.55 billion unsecured revolving credit agreement dated March 1, 1996 described above. As a result of this refinancing, as well as the refinancing of OrNda's existing credit facility and 12.25% Senior Subordinated Notes and 11.375% Senior Subordinated Notes (described below) the Company will record an extraordinary charge from early extinguishment of debt in the quarter ending February 28, 1997 in the amount of $47.4 million, net of taxes.

     Loans under the New Credit Agreement are unsecured and will mature on January 31, 2002. The Company generally may repay or prepay loans made under the agreement and may reborrow at any time prior to such maturity date. Loans under the New Credit Agreement generally bear interest at a base rate equal to the prime rate or, if higher, the federal funds rate plus 0.50%, or, at the option of the Company, an adjusted London interbank offered rate ("LIBOR") for one-, two-, three-, or six-month periods plus an interest margin of from 22.50 to
68.75 basis points. The Company has agreed to pay the lenders under the new credit agreement a facility fee on the total loan commitment at rates ranging from 12.50 to 31.25 basis points. The interest margins and facility fee rates are based on the ratio of the Company's consolidated total debt to net earnings before interest, taxes, depreciation and amortization.

     On October 27, 1995, OrNda executed an amended and restated credit agreement ("Restated Credit Facility") which increased OrNda's borrowing capacity under its credit facility from approximately $660.0 million to $900.0 million, of which $692.2 million was outstanding on August 31, 1996 and of which commitment availability had been reduced by issued letters of credit of $27.4 million and scheduled principal payments of $33.8 million, resulting in available credit of $146.6 million. The Restated Credit Facility amended OrNda's previous credit agreement dated April 19, 1994, and was to have matured on October 30, 2001. All outstanding loans under Restated Credit Facility were repaid by Tenet in connection with the Merger on January 30, 1997.

     Loans under the Restated Credit Facility bore interest, at the option of the Company, at a rate equal to either (i) the

"alternate base rate" plus 0.25% or (ii) LIBOR plus 1.25%, in each case subject to potential decreases or increases dependent on the Company's leverage ratio. The weighted average interest rate on the Company's borrowings under the Restated Credit Facility at August 31, 1996, was 6.7%.

     SENIOR NOTES AND SENIOR SUBORDINATED NOTES - In connection with the AMH Merger and related refinancing, the Company sold, on March 1, 1995, $300 million of 9 3/8% Senior Notes due September 1, 2002 and $900 million of 10 1/8% Senior Subordinated Notes due March 1, 2005. The proceeds to the Company were
$1.17 billion, after underwriting discounts and commissions. The senior notes are not redeemable by the Company prior to maturity. The senior subordinated notes are redeemable at the option of the Company, in whole or from time to time in part, at any time after March 1, 2000, at redemption prices ranging from 105.063% in 2000 to 100% in 2003 and thereafter.

     In October 1995, the Company sold $500 million of Senior Notes due December 2003. The notes have a coupon of 8 5/8% and were priced at 99.666% of par to yield 8.68%. In January 1996, the Company issued $320 million of 6% Exchangeable Subordinated Notes due 2005 that will be exchangeable at the option of the holder for shares of common stock of Vencor (see Note13) at any time on or after November 6, 1997 at an exchange rate of 25.9403 shares per $1,000 principal amount of the notes, subject to the Company's right to pay an amount in cash equal to the market price of the shares of Vencor common stock in lieu of delivery of such shares. The notes will be redeemable at the option of the Company at any time on or after January 15, 1999 at the redemption prices set forth in the indenture, plus accrued and unpaid interest. The net proceeds from the notes sold in October 1995 and January 1996 were applied to repay secured bank loans under the Company's February 28, 1995 credit agreement.

     If the fair market value of the Company's investment in the common stock of Vencor ever exceeds the carrying value of the notes, the Company will adjust the carrying value of the notes to the fair market value of the investment through a charge or credit to earnings. Corresponding adjustments to the carrying value of the investment in Vencor will be credited or charged directly to shareholders' equity as unrealized gains or losses.

     In connection with the Merger and related refinancing, the Company sold, on January 30, 1997, $400 million of 7 7/8% Senior Notes due January 15, 2003, $900 million of 8% Senior Notes due January 15, 2005 (collectively, the "Senior Notes") and $700 million of 8 5/8% Senior Subordinated Notes due January 15, 2007(the "Senior Subordinated Notes" and, together with the Senior Notes, the "Notes"). The proceeds to the Company were $1.95 billion, after underwriting discounts and commissions. The Senior Notes are not redeemable by the Company prior to maturity. The Senior Subordinated Notes are redeemable at the option of the Company, in whole or from time to time in part, at any time on or after January 15, 2002, at redemption prices ranging from 104.313% in 2002 to 100% in 2005 and thereafter.

     The Senior Notes are unsecured obligations of the Company ranking senior to all subordinated indebtedness of the Company, including the Senior Subordinated Notes, and equally in right of payment with all other indebtedness of the Company, including borrowings under the New Credit Agreement described above. The Senior Subordinated Notes also are unsecured obligations of the Company subordinated in right of payment to all existing and future senior debt, including the Senior Notes and borrowings under the New Credit Agreement.

     In May 1992, OrNda issued $400 million aggregate principal amount of 12.25% senior subordinated notes due May 2002. In August 1994, OrNda issued $125 million aggregate principal amount of 11.375% senior subordinated notes due August 15, 2004. Both issues were redeemed by Tenet in connection with the Merger on January 30, 1997.

     CONVERTIBLE FLOATING-RATE DEBENTURES - All of the Company's Convertible Floating-Rate Debentures due in April 1996 were redeemed or converted prior to that date into shares of the Company's common stock through the exercise of performance investment plan options purchased by key employees of the Company. The performance investment plan options permitted the holder to purchase debentures at 95% of their $105,264 face value. The debentures were convertible into preferred stock, which, in turn, was convertible into common stock at an exercise price equivalent to $15.83 per share. The proceeds from the conversions during the year were used to repay bank loans under the Company's credit agreements. During 1996, the Company reduced taxable income by the excess of the fair market value of the stock obtained at the date of exercise over the principal amount of the debentures redeemed. The resulting tax benefit of $20 million, was credited to additional paid-in capital. As a result of the redemption and/or conversions of all of the Company's convertible floating-rate debentures during fiscal 1996, at May 31, 1996 there are no potentially dilutive securities except for warrants and employee stock options, which are common stock equivalents for purposes of calculating earnings per share.

     LOAN COVENANTS - The New Credit Agreement and the indentures governing the Company's outstanding public debt have, among other requirements, limitations on borrowings by, and liens on the assets of, the Company or its subsidiaries, investments, the sale of all or substantially all assets and prepayment of subordinated debt, a prohibition against the Company declaring or paying dividends on or purchasing its stock unless its senior long-term unsecured debt securities are rated BBB or higher by Standard and Poors' Rating Services and Baa3 or higher by Moody's Investors Service, Inc., and covenants regarding maintenance of specified levels of net worth, debt ratios and fixed-charge coverage ratios. Because of the dividend restrictions, all of the Company's retained earnings are restricted. The Company is in compliance with its loan covenants. There are no compensating balance requirements for any credit line or borrowing.

     B.   LONG-TERM DEBT MATURITIES AND LEASE OBLIGATIONS

     Future long-term debt cash maturities and minimum operating lease payments are as follows:


                                            1997      1998      1999      2000       2001    LATER YEARS
                                           ------    -------   ------    -------   --------  -----------
                                                                      (IN MILLIONS)
        Long-term debt . . . . . . . . .    $121.8    $178.9    $100.6    $124.8   $1,107.6    $2,985.7
        Long-term leases . . . . . . . .     197.6     181.2     158.5     119.8      106.6       516.5


    Rental expense under operating leases, including short-term leases, was $130.8 million in 1994, $169.6 million in 1995, and $239.1 million in 1996.

     C.          NOTE REDEMPTION

     In addition to the above redemptions of OrNda's senior and senior
subordinated notes in connection with the Merger,   the Company, on August 15,
1996, redeemed AMH's 13 1/2% Senior Subordinated Notes due 2001 for $1,038.60 per $1,000 original principal amount.

7.   INCOME TAXES

     Taxes on income from continuing operations consist of the following amounts:

                                                       1994      1995     1996
                                                      ------    ------   ------
                                                             (IN MILLIONS)
                    Currently payable:
                       Federal . . . . . . . . . . . $159.1   $115.6    $216.9
                       State . . . . . . . . . . . .   31.9     22.8      43.9
                       Foreign . . . . . . . . . . .    6.0      9.0       5.0
                                                     ------   ------    ------
                                                      197.0    147.4     265.8
                    Deferred:
                       Federal . . . . . . . . . . .  (46.0)    (3.6)     80.0
                       State . . . . . . . . . . . .   (6.0)     2.0      14.1
                                                     ------   ------    ------
                                                      (52.0)    (1.6)     94.1
                                                     ------   ------    ------

                       Other . . . . . . . . . . . .      -      5.0      23.0
                                                     ------   ------    ------
                                                     $145.0   $150.8    $382.9
                                                     ------   ------    ------
                                                     ------   ------    ------


     The difference between the Company's effective income tax rate and the statutory federal income tax rate is shown below:

                                                                    1994                  1995                1996
                                                              -------------------  ------------------   ----------------
                                                              AMOUNT      PERCENT  AMOUNT     PERCENT   AMOUNT   PERCENT
                                                              -------     -------  ------     -------   ------   -------
                                                              (IN MILLIONS OF DOLLARS AND AS A PERCENT OF PRETAX INCOME)
     Tax provision at statutory federal rate . . . . .        $109.9      35.0%     $145.8     35.0%    $308.4    35.0%
     State income taxes, net of federal income
         tax benefit . . . . . . . . . . . . . . . . .          17.9       5.7%       17.1      4.1%      36.8     4.2%
     Goodwill amortization . . . . . . . . . . . . . .           -         -           7.8      1.9%      26.9     3.1%
     Gain on sale of foreign operations. . . . . . . .           -         -           -        -         30.0     3.4%



     Net operating losses without tax benefit. . . . .          16.1       5.1%        -        -          -       -
     Benefit of prior year net operating losses. . . .           -         -         (20.6)    (4.9)%    (23.8)   (2.7)%
     Other . . . . . . . . . . . . . . . . . . . . . .           1.1       0.4%        0.7      0.1%       4.6     0.5%
                                                              ------      -----     ------     -----    ------    -----
     Taxes on income from continuing operations
         and effective tax rates . . . . . . . . . . .        $145.0      46.2%     $150.8     36.2%    $382.9    43.5%
                                                              ------      -----     ------     -----    ------    -----
                                                              ------      -----     ------     -----    ------    -----


     The Company recognized $60 million as income in the fiscal year ended
May 31, 1994 for the cumulative effect on prior years of adopting Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes."

     Deferred tax assets and liabilities as of May 31, 1995 and 1996 relate to the following:

                                                                                1995                   1996
                                                                           -------------------   ---------------------
                                                                           ASSETS  LIABILITIES   ASSETS    LIABILITIES
                                                                           ------  -----------   ------    -----------
                                                                                          (IN MILLIONS)
        Depreciation and fixed-asset basis differences . . . . . . .          -       $645.4         -         $652.2
        Reserves related to discontinued operations and
            restructuring charges. . . . . . . . . . . . . . . . . .         81.0        -          87.0          -
        Receivables-doubtful accounts and adjustments. . . . . . . .        131.9        -         143.8          -
        Cash-basis accounting change . . . . . . . . . . . . . . . .          -         21.0         -            9.2
        Accruals for insurance risks . . . . . . . . . . . . . . . .         90.4        -         102.6          -
        Intangible assets. . . . . . . . . . . . . . . . . . . . . .          -          2.0         4.0          -
        Other long-term liabilities. . . . . . . . . . . . . . . . .        125.6        -          86.0          -
        Benefit plans. . . . . . . . . . . . . . . . . . . . . . . .         99.0        -          78.0          -
        Other accrued liabilities. . . . . . . . . . . . . . . . . .         71.9        -          78.7          -
        Investments and other assets . . . . . . . . . . . . . . . .         17.0        -           -           87.0
        Excess book basis over tax basis of certain investments. . .          -         21.9         -            -
        Federal and state net operating loss carryforwards . . . . .        219.2        -          69.6          -
        Other items. . . . . . . . . . . . . . . . . . . . . . . . .         14.9        8.0        17.5          -
                                                                          -------    -------     -------      -------
                                                                           $850.9     $698.3      $667.2       $748.4
        Valuation allowances . . . . . . . . . . . . . . . . . . . .        (48.1)       -         (41.5)         -
                                                                          -------    -------     -------      -------
                                                                           $802.8     $698.3      $625.7       $748.4
                                                                          -------    -------     -------      -------
                                                                          -------    -------     -------      -------

Management believes that realization of the deferred tax assets in excess of valuation allowances recorded at May 31, 1996 are more likely than not to occur as temporary differences reverse against future taxable income.

The 1994 merger with American Healthcare caused an "ownership change" within the meaning of Section 382(g) of the Internal Revenue Code for both Ornda and American Healthcare. Consequently, allowable federal deductions relating to net operating losses of OrNda and American Healthcare arising in periods prior to the American Healthcare merger are thereafter subject to annual limitations of approximately $19.0 million for OrNda and $16.0 million for American Healthcare. In addition, approximately $55.0 million of the net operating loss deductions are subject to an annual limitation of approximately $3.0 million due to prior "ownership changes" of OrNda. The net operating loss deductions from pre-merger tax years of American Healthcare may only be applied against the prospective taxable income of the American Healthcare entities. These limitations are not expected to significantly affect the ability of the Company to ultimately recognize the benefit of these net operating loss deductions in future years.

8.   CLAIMS AND LAWSUITS

     A.   PROFESSIONAL AND GENERAL LIABILITY INSURANCE

     In its normal course of business, the Company is subject to claims and lawsuits relating to injuries arising from patient treatment. The Company believes that its liability for damages resulting from such claims and lawsuits is adequately covered by insurance or is adequately provided for in its supplemental consolidated financial statements.

     Except for the facilities acquired in the Merger, the Company insures substantially all of its professional and comprehensive general liability risks in excess of self-insured retentions, which vary by hospital and by policy period from $500,000 to $3.0 million per occurrence, through an insurance company owned by several healthcare companies and in which the Company has a majority equity interest. A significant portion of these risks is, in turn, reinsured with major independent insurance companies. The general and professional liabilitiy risks of the facilities acquired in the Merger were self-insured up to $3.0 million on a per-occurrence basis and up to $30.0 million on an aggregate-per-claim-year basis. Through May 31, 1994, the Company insured its professional and comprehensive general liability risks related to its psychiatric and rehabilitation hospitals through a wholly-owned insurance subsidiary, which reinsured risks in excess of $500,000 with major independent insurance companies. The Company has reached the policy limits provided by this insurance subsidiary related to the psychiatric hospitals in certain years. In addition, damages, if any, arising from fraud and conspiracy claims in psychiatric malpractice cases may not be insured.

     In addition to the reserves recorded by the above insurance subsidiaries, the Company maintains an unfunded reserve based on actuarial estimates for the self-insured portion of its professional liability risks. Reserves for losses and related expenses are estimated using expected loss-reporting patterns and have been discounted to their present value using a weighted average discount rate of approximately 9%. Adjustments to the reserves are included in results of operations.


  B.   SIGNIFICANT LEGAL PROCEEDINGS

     The Company has been involved in significant legal proceedings of an unusual nature related principally to its psychiatric business. During the years ended May 31, 1994, 1995 and 1996, the Company recorded provisions to estimate the cost of the ultimate disposition of all of these proceedings and to estimate the legal fees that it expected to incur. The Company has settled the most significant of these matters. The remaining reserves for unusual litigation costs that relate to matters that had not been settled as of May 31, 1996 and an estimate of the legal fees to be incurred subsequent to May 31, 1996 represent management's estimate of the remaining net costs of the ultimate dispostion of these matters. There can be no assurance, however, that the ultimate liability will not exceed such estimates. Although, based upon information currently available to it, management believes that the amount of damages, if any, in excess of its reserves for unusual litigation costs that may be awarded in any of the following unresolved legal proceedings cannot reasonably be estimated, management does not believe it is likely that any such damages will have a material adverse effect on the Company's results of operations, liquidity or capital resources. All of the costs associated with these legal proceedings are classified in discontinued operations.

     PSYCHIATRIC MALPRACTICE CASES - The Company continues to defend a greater than normal level of litigation relating to certain of its subsidiaries' former psychiatric operations. The majority of the lawsuits filed contain allegations of medical malpractice as well as allegations of fraud and conspiracy against the Company and certain of its subsidiaries and former employees. Also named as defendants are numerous doctors and other healthcare professionals. The Company believes that the increase in litigation stems, in whole or in part, from advertisements by certain lawyers seeking former psychiatric patients in order to file claims against the Company and certain of its subsidiaries. The advertisements focus, in many instances, on the Company's settlement of past disputes involving the operations of its psychiatric subsidiaries, including the Company's 1994 resolution of the government's investigation and a corresponding criminal plea agreement involving a psychiatric subsidiary of the Company.
Among the suits filed during fiscal 1995 were two lawsuits in Texas state court with approximately 740 individual plaintiffs at present who purport to have been patients in certain Texas psychiatric facilities. During fiscal 1996, 64 plaintiffs voluntarily withdrew from one of the lawsuits, and the Company's motion to recuse the original trial judge in that lawsuit has been granted. In the second lawsuit, the Texas Supreme Court has ruled that lead counsel for the plaintiffs may not continue to represent the plaintiffs due to a conflict of interest as asserted by the defendants. Neither of the two cases currently is set for trial.

     During fiscal 1995 and 1996, lawsuits with approximately 210 plaintiffs at present who purport to have been patients in certain Washington, D.C. psychiatric facilities, containing allegations similar to those contained in the Texas cases described above, were filed in the District of Columbia.

     In addition to the above, a purported class action was filed in Texas state court in May 1995 also containing allegations of fraud and conspiracy similar to those described in the preceding paragraphs. The plaintiff purports to represent all persons who were voluntarily admitted to one of 11 psychiatric hospitals in Texas between January 1, 1981, and December 31, 1991, and who also fit into one or more of eight categories based on such factors as their age at the time of admission, status of their insurance at the time of discharge and whether a certain type of examination was conducted prior to their being admitted. In February 1996, an insurance company that purports to have paid claims on behalf of the potential class intervened in the action and the case was removed to the U.S. District Court in Houston, Texas. A motion by the plaintiffs to remand the case to Texas state court has
been denied.   The class has not been certified and the Company believes that the class is not capable of being certified.

     The Company expects that additional lawsuits with similar allegations will be filed. The Company believes it has a number of defenses to each of these actions and will defend the litigation vigorously. Until the lawsuits are resolved, however, the Company will continue to incur substantial legal expenses. At May 31, 1996, the reserves for unusual litigation costs related to these actions primarily represent the estimated costs of defending the actions.

     SHAREHOLDER LAWSUITS - As a result of mediation, the parties in the shareholder derivative and class action suits filed against the Company in 1991 agreed to a global settlement of all plaintiffs' claims. Pursuant to the settlement, which was approved by the court in January 1996, a total of $63.75 million plus interest was paid by or on behalf of the defendants. Of this amount, Tenet's directors' and officers' liability insurance ("D&O") carriers paid a total of $32.5 million plus interest on behalf of the individual defendants. In addition, one of the D&O carriers reimbursed the Company for $5.5 million in attorneys' fees expended on the litigation.

     Two additional federal class actions filed in August 1993 were consolidated into one action. This consolidated action is on behalf of a purported class of shareholders who purchased or sold stock of the Company between January 14, 1993 and August 26, 1993, and alleges violations of securities laws by the Company and certain of its executive officers. After unsuccessful mediation, the parties agreed in May 1995 to proceed with the litigation. In June 1995, the defendants filed a motion to dismiss and to strike plaintiffs' complaint, which motion was still pending as of January 30, 1997. The defendants' motion was subsequently denied.

     C.   LITIGATION RELATING TO THE AMERICAN MEDICAL HOLDINGS MERGER

     A total of nine purported class actions were filed challenging the American Medical AMH Merger in both Delaware and California. In April 1996, the parties to the class actions executed a stipulation of settlement, and the court has issued an order approving the settlement. Under the terms of that settlement, the Company agreed to pay $350,000 for the plaintiffs' attorneys fees and agreed that for a period of one year following final approval of the settlement it will not engage in any transaction that will be dilutive to existing shareholders without that transaction being approved by a majority of its outside directors.

     D.   ORNDA INVESTIGATION

     OrNda currently is under civil investigation under the direction of the Civil Division of the Department of Justice concerning possible violations of Medicare rules and regulations and the False Claims Act. The investigation is primarily related to arrangements between physicians and 12 hospitals that OrNda acquired from Summit in 1994. OrNda is cooperating fully with the government investigation and has produced documents related to the investigation. Also, in an apparently unrelated matter, the government has requested OrNda to provide similar records from a single hospital outside the group acquired from Summit. If any wrongdoing has occurred, civil and possibly criminal liability could result, and OrNda could be subject to fines, penalties and damages and could be excluded from Medicare and other government reimbursement programs. An agreement in principle, however, has been reached with the Department of Justice and the qui tam relator with respect to the investigation related to the former Summit hospitals. Based in part on the agreement in principle, management believes that the final outcome of this investigation is not expected to have a material adverse effect on the Company's financial position or results of operations.

9.   SHAREHOLDERS' EQUITY

     A.   COMMON STOCK

     On November 6, 1995, OrNda completed the sale of 10,000,000 shares of its common stock (equivalent to 13,500,000 shares of Tenet common stock) at a $17.525 per share public offering price. On November 9, 1995, the underwriters exercised an option to purchase an additional 1,500,000 shares to cover over-allotments (equivalent to 2,025,000 shares of Tenet common stock). The net proceeds of approximately $192.7 million, after deducting offering expenses and underwriting discounts, were used to reduce all of the indebtedness under the revolving portion of the Restated Credit Facility in the amount of $27.2 million. The remaining proceeds were used for general corporate purposes.

     B.   PREFERRED STOCK PURCHASE RIGHTS AND PREFERRED STOCK

     In 1988, Tenet distributed Preferred Stock Purchase Rights to holders of Tenet's common stock and authorized the issuance of additional rights for common stock issued after that date. The rights expire in December 1998 unless previously exercised or redeemed and do not entitle the holders thereof to vote as shareholders or receive dividends.

     The Company may redeem the rights at $.025 per right at any time up to the 10th business day after a public announcement that a person has acquired 20% or more of the Company's common stock in a transaction or transactions not approved by the Board of Directors. The rights are not exercisable until after the date on which the Company's right to redeem the rights has expired. When exercisable, each right entitles the holder thereof to purchase from the Company one two-thousandth of a share of Series A Junior Participating Preferred Stock ("Series A Preferred Stock") at a price of $40.61, subject to adjustment.

     Subject to the foregoing, in the event the Company is acquired in a merger or other business combination transaction in which shares of the Company's common stock are exchanged for shares of another company or more than 50% of the Company's assets are sold, each holder of a right generally will be entitled upon exercise to purchase, for the then-current exercise price of the right, common stock of the surviving company having a market value equal to two times the exercise price of the rights. The plan also provides that, in the event of certain other mergers or business combinations, certain self-dealing transactions or the acquisition by a person of stock having 30% or more of the Company's general voting power, each holder of a right generally will be entitled upon exercise to purchase, for the then-current exercise price of the right, the number of shares of Series A Preferred Stock having a market value equal to two times the exercise price of the rights.

     The Series A Junior Participating Preferred Stock for which the Preferred Stock Purchase Rights may be exchanged is nonredeemable and has a par value of $0.15 per share. On January 27, 1997, the Board of Directors approved an increase in the number of preferred shares authorized from 225,000 to 350,000. None of the 350,000 authorized shares are outstanding.

     On October 15, 1991, OrNda issued 1 million shares of $.01 par value Payable in Kind Cumulative Redeemable Convertible Preferred Stock (the "PIK Preferred"). The PIK Preferred has an aggregate liquidation value of $15 million and is entitled to dividends at the rate of 9% of the liquidation value thereof until October 31, 1999, 9.9% from November 1, 1999 through October 31, 2000, 10.8% from November 1, 2000 through October 31, 2001, and 15% thereafter. OrNda issued additional shares of PIK Preferred as paid-in-kind dividends of 123,468 in fiscal 1994, 133,474 in fiscal 1995, and 33,234 in fiscal 1996.

     On November 7, 1995, OrNda issued a notice of redemption to the holders of its PIK Preferred for $15 per share with a redemption date of December 8, 1995. In the fiscal quarter ended November 30, 1995, 1,355,519 shares of PIK Preferred were converted into 1,355,519 shares of OrNda's common stock (equivalent to 1,829,950 shares of Tenet common stock). On December 8, 1995, the remaining 7,416 shares of PIK Preferred were redeemed for $15 per share plus dividends of $0.16 per share accrued through the redemption date.


     C.    WARRANTS

     At August 31, 1996, there were warrants outstanding to purchase 125,009 shares of common stock at an exercise price of $13.25 per share. Warrants can be exercised through April 30, 2000.

10.  STOCK BENEFIT PLANS

     Under Tenet's 1983, 1991 and 1995 stock incentive plans and OrNda's 1994 stock incentive plan and 1995 directors' stock option plan, stock options and incentive stock awards have been and may be made to certain officers and other key employees. Stock options generally are granted at an exercise price equal to the fair market value of the

Company's shares on the date of grant and are normally exercisable at the rate of one-third per year beginning one year from the date of grant. Stock options generally expire 10 years from the date of grant. No incentive stock awards have been granted since 1994.

     All awards granted under Tenet's 1983, 1991 and 1995 plans will vest under circumstances defined in the plans or under certain employment arrangements, including, with the consent of the Compensation and Stock Option Committee of the Board of Directors, upon a change in control of the Company. All awards granted under OrNda's plans vested upon consummation of the Merger on January 30, 1997 and no new options will be granted.

     Charges to continuing operations associated with these stock benefit plans were $14.5 million in 1994, $4.0 million in fiscal 1995, and $2.0 million in fiscal 1996.

     New stock awards may be made only under Tenet's 1991 and 1995 plans and, until January 30, 1997, under OrNda's 1994 plan. At May 31, 1996, there were 295,647 shares of common stock available under the 1991 plan, 8,842,500 shares available under the 1994 plan and 9,137,472 shares available under the 1995 plan for future awards. The table below summarizes the transactions in all stock option plans in which employees participate:

                                                         1995          1996
                                                      -----------   -----------
                                                       (SHARES OF COMMON STOCK)
     Outstanding at beginning of year. . . . . . . .   22,838,393    25,444,192
     Granted ($13.875 to $20.875 per
     share in 1995 and 1996) . . . . . . . . . . . .    6,477,950     5,717,921
     Exercised ($1.637 to $17.50 per
        share in 1995 and 1996). . . . . . . . . . .   (1,917,773)   (3,094,542)
     Canceled and other adjustments. . . . . . . . .   (1,954,378)   (2,096,225)
                                                      -----------   -----------

     Outstanding at end of year ($2.904 to $22.438
        per share at May 31, 1996) . . . . . . . . .   25,444,192    25,971,346
                                                      -----------   -----------
                                                      -----------   -----------

     Exercisable at end of year. . . . . . . . . . .   12,363,586    13,135,675
                                                      -----------   -----------
                                                      -----------   -----------

     In September 1994 a new 1994 Directors Stock Option Plan replaced the 1991 Director Restricted Share Plan which replaced a 1985 Director Stock Option Plan. Awards previously made under the 1985 and 1991 plans remain outstanding, but new awards are made only under the 1994 plan. The plan makes available for issuance to nonemployee directors options to purchase 500,000 shares of common stock. Under the plan each nonemployee director will receive a stock option for 5,000 common shares upon initially being elected to the Board of Directors and on each January thereafter. Awards will have an excercise price equal to the fair market value of the Company's shares on the date of grant, will vest one year after the date of grant and will expire 10 years after the date of grant. At May 31, 1996, there were options outstanding under the Directors plans for 322,820 shares of common stock at exercise prices of $8.67 to $21.50 per share.

     In November 1995, the Financial Accounting Standards Board (FASB) issued SFAS No. 123 - "Accounting for Stock-Based Compensation," which establishes a new accounting standard for the measurement and recognition of stock-based awards to employees and others. This standard permits entities to continue to account for stock-based awards using present standards prescribed by APB Opinion No. 25 - "Accounting for Stock Issued to Employees." The Company has elected to continue using the provisions of APB Opinion No. 25 in accounting for its stock-based awards. Under this option, however, the Company will be required to disclose the pro forma effect of stock-based awards on net income and earnings
per share as if SFAS No. 123 had been adopted.   The disclosure requirements of
SFAS No. 123 are effective for fiscal years beginning after December 15, 1995. The pro forma disclosures will include the effect of all awards granted in fiscal years that began after December 15, 1994.


11.  EMPLOYEE STOCK PURCHASE PLAN

     On September 27, 1995, the Company's shareholders approved its 1995 Employee Stock Purchase Plan under which the Company is authorized to issue up to 2,000,000 shares of common stock to eligible employees of the Company or its designated subsidiaries who customarily work at least 20 hours per week and six months per year. Under the terms of the plan, employees can elect to have between 1% and 10% of their base earnings withheld each calendar quarter to purchase, on the last day of the quarter, shares of the Company's common stock at a purchase price equal to 85% of the lower of the closing price on the first day of the quarter or its closing price on the last day of the quarter. The plan commenced on April 1, 1996. Under the plan, the Company sold 114,876 shares to 3,666 employees on June 30, 1996 at a price of $17.85 per share.


12.  EMPLOYEE RETIREMENT PLANS

     Substantially all domestic employees who are employed by the Company or its subsidiaries, upon qualification, are eligible to participate in Tenet or OrNda defined contribution 401(k) plans. Employees who elect to participate generally make mandatory contributions from 1% to 16% of their eligible compensation, and the Company matches such contributions up to a maximum percentage which varies by plan. Company contributions to the plan were approximately $20.2 million in 1994, $21.5 million in 1995 and $31.8 million for fiscal 1996.

     Substantially all employees who were employed by American Medical International (a wholly-owned subsidiary of AMH) prior to the AMH Merger were eligible to participate in one of several defined benefit pension plans (the "AMI Plans"). The benefits under the plans are based on years of service and the employee's base compensation as defined in the AMI Plans. The Company's policy is to fund pension costs accrued within the limits allowed under federal income tax regulations. Contributions are intended to provide not only for benefits attributed to credited service to date, but also for those expected to be earned in the future. Effective December 31, 1995, the AMI Plans were frozen. As of that date, participants under the AMI Plans ceased accruing new benefits and the AMI Plans ceased accepting new participants.

The Company continues to fund benefits accrued prior to that date.

     The following table sets forth the funded status of the AMI Plans and amounts recognized in the consolidated financial statements as of May 31, 1995 and 1996:

                                                             1995          1996
                                                           -------        ------
                                                               (IN MILLIONS)
       Actuarial present value of accumulated
       benefit obligation:
           Vested. . . . . . . . . . . . . . . . . .       $  271         $ 249
                                                           ------         -----
                                                           ------         -----
           Accumulated . . . . . . . . . . . . . . .          282           264
                                                           ------         -----
                                                           ------         -----
       Projected benefit obligation. . . . . . . . .          285           264
       Plan assets at fair value, primarily listed
          stocks and corporate bonds . . . . . . . .         (223)         (296)
                                                           ------         -----
       Shortfall/(excess) of plan assets compared
          to projected benefit obligation. . . . . .           62           (32)
       Unrecognized net gain . . . . . . . . . . . .           13            80
                                                           ------         -----
       Pension liability . . . . . . . . . . . . . .       $   75         $  48
                                                           ------         -----
                                                           ------         -----

     Net pension cost for the AMI Plans was $2 million and $4 million for the three months ended May 31, 1995 and for the year ended May 31, 1996, respectively. The discount rate used in determining the actuarial present value of the projected benefit obligation for the AMI Plans approximated 7.0% at May 31, 1995 and 8.0% as of May 31, 1996. The Company does not have a plan that provides any postretirement benefits other than pensions to retired employees.


13.  INVESTMENTS

  In September 1995, Vencor acquired all of the outstanding common stock of Hillhaven. As a result of the transaction, the shares of Hillhaven common stock that had been owned by the Company were exchanged for 8,301,067 shares of Vencor common stock. In addition, the Company received approximately $92 million in cash for its Hillhaven Series C and Series D preferred stock. The exchange and sale of preferred stock resulted in a gain of approximately $176 million. The Company's investment in Hillhaven previously had been accounted for under the equity method. Following the exchange, the Company owned approximately 20% of Vencor's common stock and began to account for its investment in Vencor common stock in accordance with SFAS No. 115 "Accounting for Certain Investments in Debt and Equity Securities." The Company classifies such securities as "available for sale" whereby the carrying value of the unrestricted Vencor shares will be adjusted to market value at the end of each accounting period through a credit or charge, net of income taxes, to shareholders' equity. At May 31, 1996, the market value of the investment was approximately $263 million. (See Note 6.)

     The Company is contingently liable under various guarantees for $146 million of Vencor's obligations to third parties, including $139 million of lease obligations and $7 million of long-term debt obligations. The Company is also contingently liable for approximately $75 million in lease obligations relating to certain rehabilitation facilities sold in 1994.

     In August 1994, the Company completed the sale of a controlling interest in TRC, an operator of outpatient renal dialysis centers. This transaction resulted in a $32 million gain to the Company. As part of the transaction, the Company also received a $75 million cash distribution from TRC prior to the sale and retained an approximate 25% minority interest. In October 1995, TRC completed an initial public offering of 6,000,000 shares of its common stock, which resulted in an additional gain to the Company of approximately $17 million in fiscal. The Company's ownership interest was reduced to approximately 11.6% as a result of a secondary offering by TRC in April 1996.

     Because the Company owned less than 20% of the common shares after the October 1995 stock sale by TRC, and does not exercise significant influence over TRC, the Company began accounting for its investment in accordance with SFAS No. 115. At May 31, 1996, the Company's carrying value in its investment in TRC was $49 million and the fair market value of this investment was approximately $104 million.


14.  IMPAIRMENT LOSSES

     In March 1995, the FASB issued SFAS No. 121 - "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." The statement is effective for fiscal years beginning after December 15, 1995, but the Company has elected to adopt it for the year ended May 31, 1996. Accordingly, the Company recorded, in the fourth quarter of fiscal 1996, an impairment loss of approximately $86 million, before tax benefits of approximately $32 million ($0.18 per fully diluted share). The assets deemed to be impaired consist of three rehabilitation hospitals, four general hospitals and a parcel of undeveloped land. Two of the seven facilities are being held for sale. In the case of the rehabilitation hospitals, the principal facts and circumstances leading to the impairment include recent and forecast reductions in hospital admissions and payment rates caused by payor-driven shifts in care from traditional rehabilitation services to lower-cost skilled nursing facilities. The impairment of the general hospitals is the result of (i) a change in the use of one of the facilities from acute care to less-intense specialty care, (ii) lower patient volumes, and (iii) adverse changes in payor mix.

     In determining the amount of the impairment loss, the assets' fair values were determined by specific market appraisals, reference to recent sales prices of comparable facilities, either on a per-bed or earnings multiple basis, or by the present values of discounted expected future cash flows. The two facilities held for sale had operating losses aggregating $5 million in fiscal 1996, have carrying amounts totaling $34 million as of May 31, 1996 and are expected to be sold by December 31, 1996.

15.  RESTRUCTURING CHARGES

     In connection with the AMH Merger, the Company relocated substantially all of its hospital support activities previously located in Southern California and Florida to AMH's former corporate headquarters located in Dallas, Texas. Severance payments and outplacement services for involuntary terminations of approximately 890 former employees and other related costs in connection with this move were estimated to be $37 million ($0.09 per fully diluted share) and were classified as restructuring charges in the accompanying supplemental consolidated statements of operations for the year ended May 31, 1995.

     During the fourth quarter of fiscal 1994, the Company initiated a plan to significantly decrease overhead costs through a reduction in corporate and division staffing levels and to review the resulting office space needs of all corporate operations. The Company decided to sell its Santa Monica, California corporate headquarters building and to lease substantially less office space in that building or at an alternative site. Costs of the write-down of the building, employee severance benefits for approximately 110 employees and other expenses directly related to the overhead reduction plan were estimated to be approximately $77 million. The Company's corporate headquarters were moved to new leased office space in Santa Barbara, California in May 1996, and the former headquarters building was sold the following month.

     Actual costs incurred and charged against the restructuring reserves were approximately $35 million in 1994, $23 million in 1995 and $32 million in 1996. The balances of the reserves are included in other current liabilities or other long-term liabilities in the Company's supplemental consolidated balance sheets at May 31, 1995 and 1996.

16.  DISCONTINUED OPERATIONS - PSYCHIATRIC HOSPITAL BUSINESS

     In November 1993, the Company decided to discontinue its psychiatric hospital business and adopted a plan to dispose of its psychiatric hospitals and substance abuse recovery facilities. The supplemental consolidated statements of operations reflect the operating results of the discontinued business separately from continuing operations. All operating results and gains or losses on disposals of facilities for the discontinued business for periods subsequent to November 30, 1993, have been charged to the reserve for estimated losses during the phase-out period, except for the following: (i) in the fourth quarter of fiscal 1995, the Company recorded an additional $16 million of estimated litigation costs (less income tax benefits of $7 million) and (ii) in the fourth quarter of fiscal 1996, the Company recorded $16 million (less income tax benefits of $6 million) for additional estimated legal costs and $25 million (less tax benefits of $10 million) to increase the reserves of the Company's wholly-owned insurance subsidiary for professional liability claims, all of which related to the former psychiatric hospitals.

     Net operating revenues for the discontinued operations for fiscal 1994 were $476 million. Losses from operations during the year were $266 million, before income tax benefits of $111 million. In fiscal 1994, the Company recognized a charge for estimated losses upon disposal amounting to $414 million, including $379 million of costs to settle federal and state investigations and other unusual legal costs related to the psychiatric hospital business, along with $433 million of estimated operating losses during the phase-out period, less tax benefits of $301 million. By May 31, 1995, substantially all of the assets of the discontinued operations had been sold.


17.  DERIVATIVE FINANCIAL INSTRUMENTS

     The Company has only limited involvement with derivative financial instruments and does not use them for trading purposes. These derivatives are nonleveraged and involve little complexity. They are used to manage well-defined interest risks. The notional amounts of derivatives in the tables below do not represent amounts exchanged by the parties and, thus, are not a measure of the exposure of the Company through its use of derivatives. There are no cash or collateral requirements in connection with these agreements.

     INTEREST RATE SWAPS - These derivative financial instruments allow the Company to make long-term borrowings at floating rates and then swap them into fixed rates that are lower than those available to the Company if fixed-rate borrowings were made directly. Under interest rate swaps, the Company agrees with other parties to exchange, at specified intervals, the difference between fixed-rate and floating-rate interest amounts calculated by reference to an agreed notional principal amount. Cross-currency interest rate swaps allow borrowings to be made in foreign currencies, gaining access to additional sources of financing while limiting foreign exchange risk. The Company's exposure to credit loss under these agreements is limited to the interest rate spread in the event of nonperformance by the other parties. Because the other parties are creditworthy financial institutions, generally commercial banks, the Company does not expect nonperformance.

     The following table shows the Company's interest rate swaps and their weighted average interest rates as of the end of the most recent two fiscal years. Variable interest rates may change significantly, affecting future cash flows.


                                                               1995       1996
                                                            ---------  ---------
                                                                (IN MILLIONS)
       Notional amount for agreements under which the
          Company receives fixed rates . . . . . . . . . .  $      29  $      29
          Average receive rate . . . . . . . . . . . . . .       7.0%       7.0%
          Average pay rate . . . . . . . . . . . . . . . .       5.7%       6.0%
          Contract duration. . . . . . . . . . . . . . . .    2 years     1 year
       Notional amount for agreements under which the
          Company pays fixed rates . . . . . . . . . . . .  $     120  $      69
          Average pay rate . . . . . . . . . . . . . . . .       8.5%       8.7%
          Average receive rate . . . . . . . . . . . . . .       5.6%       5.8%
          Contract duration. . . . . . . . . . . . . . . .  1-5 years  3-4 years

18.  SUPPLEMENTAL SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

          Supplemental quarterly financial information combining the three-month
     periods inTenet's fiscal years     ended May 31, 1995 and 1996 with OrNda's
     corresponding  three-month periods, respectively is summarized   below (in
     millions, except for per share data):



                                                            FISCAL 1995 QUARTERS                      FISCAL 1996 QUARTERS
(IN MILLIONS, EXCEPT PER SHARE DATA)                FIRST     SECOND    THIRD      FOURTH     FIRST     SECOND     THIRD    FOURTH
-----------------------------------------------------------------------------------------------------------------------------------
Net operating revenues . . . . . . . . . . . .   $1,057.8  $1,056.5  $1,102.2   $1,853.6   $1,767.1  $1,863.3  $1,972.8  $2,028.2
Income from continuing operations. . . . . . .   $   40.0  $   59.5  $   68.8   $   57.3   $  134.3  $  202.6  $   98.2  $   55.8
Net income . . . . . . . . . . . . . . . . . .   $   35.9  $   59.5  $   68.8   $   28.0   $  134.3  $  202.6  $   98.2  $    7.6
                                                 --------------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------------
Earnings per share from continuing operations:
          Primary. . . . . . . . . . . . . . .   $   0.18 $    0.27 $    0.30  $    0.22  $    0.51 $    0.75 $    0.33 $    0.19
          Fully diluted. . . . . . . . . . . .   $   0.18 $    0.25 $    0.29  $    0.21  $    0.49 $    0.72 $    0.33 $    0.19
                                                 --------------------------------------------------------------------------------
                                                 --------------------------------------------------------------------------------

     Quarterly operating results are not necessarily representative of operations for a full year. Net operating revenues, amortization and interest expense, for example, increased significantly in the quarters following the AMH Merger on March 1, 1995. Income from continuing operations and net income in the first quarter of 1995 includes the effects of a $32 million gain from the sale of a subsidiary's common stock. The fourth quarter of 1995 was impacted by a restructuring charge of $37 million, a $9 million charge for discontinued operations and a $20 million extraordinary charge from early extinguishment of debt. Unusual items in 1996 include a $124 million gain on asset disposals in the first quarter, a $171 million gain on asset disposals in the second quarter, a $17 million gain from the sale of a subsidiary's common stock in the second quarter, impairment losses of $86 million and asset disposal gains of $34 million in the fourth quarter, as well as a $25 million net charge to discontinued operations and a $23 million extraordinary charge from early extinguishment of debt in the fourth quarter.

                    REPORT OF INDEPENDENT AUDITORS

The Board of Directors
Tenet Healthcare Corporation:

     We have audited the accompanying supplemental consolidated balance sheets of Tenet Healthcare Corporation and subsidiaries as of May 31, 1995 and 1996, and the related supplemental consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended May 31, 1996. These supplemental consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these supplemental consolidated financial statements based on our audits. We did not audit the financial statements of OrNda HealthCorp and subsidiaries, which financial statements reflect total assets constituting 20% and 23% as of May 31, 1995 and 1996, respectively, and total revenues constituting 30%, 36% and 28% for each of the years in the three-year period ended May 31, 1996, respectively, of the related consolidated totals. Those financial statements were audited by other auditors whose report has been furnished to us, and our opinion, insofar as it relates to the amounts included for OrNda HealthCorp and subsidiaries, is based solely on the report of the other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of the other auditors provide a reasonable basis for our opinion.

     The supplemental consolidated financial statements give retroactive effect to the merger of Tenet Healthcare Corporation and OrNda HealthCorp on January 30, 1997, which has been accounted for as a pooling-of-interests as described in
Note 1 to the supplemental consolidated financial statements. Generally accepted accounting principles proscribe giving effect to a consummated business combination accounted for by the pooling-of-interests method in financial statements that do not include the date of consummation. These financial statements do not extend through the date of consummation. However, they will become the historical consolidated financial statements of Tenet Healthcare Corporation and subsidiaries after financial statements covering the date of consummation of the business combination are issued.

     In our opinion, based on our audits and the report of the other auditors, the supplemental consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tenet Healthcare Corporation and subsidiaries as of May 31, 1995 and 1996, and the results of their operations and their cash flows for each of the years in the three-year period ended May 31, 1996, in conformity with generally accepted accounting principles applicable after financial statements are issued for a period which includes the date of consummation of the business combination.

     As discussed in Note 7 to the supplemental consolidated financial statements, the Company changed its method of accounting for income taxes effective June 1, 1993.

                                     KPMG PEAT MARWICK LLP

                                     Los Angeles, California
                                     February 1, 1997